UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Arlington Asset Investment Corp.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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ARLINGTON ASSET INVESTMENT CORP.
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON JUNE 6, 2013

To the Shareholders
of Arlington Asset Investment Corp.:

The 2013 annual meeting of shareholders of Arlington Asset Investment Corp., a Virginia corporation (the “Company”), will be held at Le Meridien Hotel, 1121 19th Street North, Arlington, Virginia 22209, on Thursday, June 6, 2013, at 9:00 a.m., Eastern Time, for the following purposes:

1.	To elect the seven directors nominated by the Board of Directors, each to serve until the 2014 annual meeting of shareholders and until his successor is duly elected and qualified;
2.	To ratify the appointment of PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent registered public accounting firm for 2013; and
3.	To transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

Only holders of the Company’s Class A and Class B common stock outstanding at the close of business on the record date, April 16, 2013, are entitled to notice of, and to vote at, the annual meeting. Holders of the Company’s Class A and Class B common stock outstanding at the close of business on the record date will vote together as a single group on all matters at the annual meeting. A list of shareholders entitled to vote at the annual meeting will be available at the annual meeting and for ten days prior to the annual meeting at the Company’s principal executive office, which is located at 1001 Nineteenth Street North, Suite 1900, Arlington, Virginia 22209.

Whether or not you plan to attend the annual meeting, it is important that your shares are represented and voted. If you are a shareholder of record, you may authorize your proxy and vote over the Internet or by telephone as described on the proxy card enclosed with the accompanying proxy statement. Alternatively, you may authorize your proxy and vote by signing and returning the proxy card in the envelope provided. If you hold your shares in “street name” (i.e., through a broker, bank or other nominee), you will receive instructions from your nominee that you must follow in order to provide voting instructions to your nominee, or you may contact your nominee directly to request these instructions.

By Order of the Board of Directors

D. Scott Parish
Corporate Secretary

Arlington, Virginia
April 19, 2013

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on Thursday, June 6, 2013. The Notice of and Proxy Statement for the 2013 Annual Meeting of Shareholders and the Company’s 2012 Annual Report to Shareholders are available electronically at www.arlingtonasset.com.

ARLINGTON ASSET INVESTMENT CORP.
1001 Nineteenth Street North, Suite 1900
Arlington, Virginia 22209

PROXY STATEMENT
2013 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD JUNE 6, 2013

GENERAL INFORMATION ABOUT THE ANNUAL MEETING

The Solicitation of Proxies

The Board of Directors of Arlington Asset Investment Corp. (“we,” “us,” “our” or the “Company”) is soliciting proxies in connection with the 2013 annual meeting of shareholders to be held on June 6, 2013. The mailing address of our principal executive office is 1001 Nineteenth Street North, Suite 1900, Arlington, Virginia 22209. Our definitive proxy materials, including this proxy statement and the accompanying proxy card, together with the Notice of Annual Meeting of Shareholders and a copy of our Annual Report on Form 10-K for the year ended December 31, 2012 (the “2012 Annual Report”), are first being mailed to shareholders on or about April 26, 2013.

The solicitation of proxies is being made primarily by the use of standard mail. The cost of preparing and mailing this proxy statement and accompanying proxy materials, and the cost of any supplementary solicitations, which may be made by standard mail, e-mail, telephone or personally by our directors, officers or employees, will be borne by us. None of our directors, officers or employees will receive any additional or special compensation for soliciting your proxy. We will, on request, reimburse brokers, banks and other nominees for their reasonable expenses in sending our proxy materials and voting instruction forms to “street name” holders to obtain their voting instructions.

Matters to be Presented

At the annual meeting, shareholders will consider and vote on:

•	the election of the seven directors nominated by our Board of Directors, each to serve until the 2014 annual meeting of shareholders and until his successor is duly elected and qualified; and
•	a proposal to ratify the appointment of PwC as our independent registered public accounting firm for 2013.

We are not aware of any other matters to be presented at the annual meeting. If any other matters are properly presented at the annual meeting, the proxies will vote your shares, if authorized, in accordance with the recommendation of our Board of Directors or use their own judgment to determine how to vote your shares.

Who Can Vote

You are entitled to vote at the annual meeting if our records show that you held shares of our Class A or Class B common stock as of the close of business on the record date, April 16, 2013. At the close of business on the record date, 16,008,959 shares of our Class A common stock and 554,055 shares of our Class B common stock were outstanding. Holders of our Class A and Class B common stock will vote together as a single group on all matters presented at the annual meeting. Each share of our Class A common stock is entitled to one vote per share. Each share of our Class B common stock is entitled to three votes per share.

How to Vote

If you are a shareholder of record, you have three options for voting before the annual meeting. You may authorize your proxy and vote over the Internet or by telephone as described on the proxy card accompanying this proxy statement. Alternatively, you may authorize your proxy and vote by mail by signing and returning the proxy card in the envelope provided. Once you authorize your proxy, you may revoke your proxy by (i) executing and delivering to us a later dated proxy card, (ii) subsequently authorizing your proxy over the Internet or by telephone, (iii) sending a written revocation of your proxy to our Corporate Secretary at our principal executive office or (iv) attending the annual meeting and voting in person.

If you hold your shares in “street name” (i.e., through a broker, bank or other nominee), you will receive instructions from your nominee that you must follow in order to provide voting instructions to your nominee, or you may contact your nominee directly to request these instructions. If you hold your shares in “street name,” you must follow the instructions you receive from your nominee in order to revoke your voting instructions.

Attending the Annual Meeting in Person

If you are a shareholder of record, you may vote your shares at the annual meeting if you attend in person. If you would like to attend the annual meeting in person, you will need to bring valid photo identification and an account statement or other evidence acceptable to us of ownership of your shares as of the close of business on the record date. If you hold your shares in “street name” and wish to vote in person at the annual meeting, you also will need to contact your nominee and obtain a “legal proxy” from your nominee and bring it to the annual meeting. Even if you plan to attend the annual meeting, we encourage you to vote your shares before the meeting via the Internet, by telephone or by mail. Whether you hold your shares of record or in “street name,” if you would like to attend the annual meeting in person, please register in advance by contacting our Investor Relations department at ir@arlingtonasset.com. Attendance at the annual meeting will be limited to individuals that register in advance and present valid photo identification and proof of stock ownership on the record date.

Quorum Requirement

A majority of the votes entitled to be cast on a matter, represented in person or by proxy, constitutes a quorum for action on that matter. A quorum is required to conduct business at the annual meeting. If you (1) have authorized your proxy over the Internet or by telephone or by signing and returning the proxy card and you have not revoked your proxy or (2) attend the annual meeting and vote in person, your shares will be counted for the purpose of determining whether there is a quorum. Abstentions and shares held by brokers, banks or other nominees that are voted on any matter will be included in determining whether a quorum is present.

Discretionary Authority to Vote Shares Held in “Street Name”

If you hold your shares in “street name” through a brokerage account, your broker, bank or other nominee may or may not vote your shares in its discretion in the absence of your voting instructions depending on the proposal before the meeting. Under the rules of the New York Stock Exchange (the “NYSE”), your broker or other nominee may vote your shares in its discretion on “routine” matters. The proposal to approve the ratification of the appointment of PwC as our independent registered public accounting firm is considered a routine matter on which brokers may vote if no voting instructions are furnished.

Unlike the proposal to ratify the appointment of our independent auditors, the proposal to elect directors is a non-routine matter for which brokers do not have discretionary voting power and for which specific instructions from beneficial owners are required. As a result, brokers are not allowed to vote on the election of directors on behalf of their beneficial owner customers if the customers do not return specific voting instructions. Shares held in “street name” that are not voted due to a lack of discretionary authority are referred to as “broker non-votes.”

Vote Required for Each Matter to be Presented at the Annual Meeting

If a quorum is present at the annual meeting, directors will be elected by a plurality of the votes cast by the shares entitled to vote in the election of directors. Votes withheld and broker non-votes are not treated as votes cast and thus will have no effect on the outcome of the vote on the election of directors.

If a quorum is present, the proposal to ratify the appointment of PwC as our independent registered public accounting firm for 2013 will be approved if the votes cast in favor of the proposal exceed the votes cast opposing the proposal. Abstentions are not treated as votes cast and thus will have no effect on the outcome of the vote on this proposal. Brokers may vote in their discretion on the proposal to ratify the appointment of PwC on behalf of clients who have not furnished voting instructions. As a result, broker non-votes will not arise in connection with, and thus will have no effect on, this proposal.

Board Recommendation

The Board of Directors recommends that you vote:

•	“FOR” the election of all seven nominees for director recommended by our Board of Directors; and
•	“FOR” the ratification of the appointment of PwC as our independent registered public accounting firm for 2013.

Shareholders should specify their choice for each matter on the enclosed proxy. If no specific instructions are given, it is intended that all proxies that are signed and returned will be voted “FOR” the election of all seven nominees for director recommended by our Board of Directors and “FOR” the ratification of the appointment of PwC.

2012 Annual Report

A copy of our 2012 Annual Report, including our consolidated financial statements and the notes thereto but excluding exhibits, is enclosed with this proxy statement. Our 2012 Annual Report (including exhibits) is also available online on our website at www.arlingtonasset.com under “Investor Relations — SEC Filings.” Shareholders may obtain an additional printed copy of our 2012 Annual Report (without exhibits), by contacting our Investor Relations department in writing c/o Arlington Asset Investment Corp., 1001 Nineteenth Street North, Suite 1900, Arlington, Virginia 22209, Attention: Investor Relations. Shareholders may also contact our Investor Relations department by telephone at (703) 373-0200 or by e-mail at ir@arlingtonasset.com.

Electronic Delivery of Proxy Materials

You may access this proxy statement and our 2012 Annual Report (including exhibits) on our website at www.arlingtonasset.com under “Investor Relations — SEC Filings.” If you would like to reduce our costs of printing and mailing proxy materials for next year’s annual meeting of shareholders, you can opt to receive all future proxy statements, proxy cards and annual reports on Form 10-K electronically via e-mail or the Internet rather than in printed form. If you hold shares of our common stock in your own name as a holder of record, you may sign up for electronic delivery of future proxy materials by contacting our transfer agent, American Stock Transfer & Trust Company, LLC, and following their procedures. Electronic delivery will continue in future years until you revoke your election by sending a written request to the Corporate Secretary at the following address: Arlington Asset Investment Corp., 1001 Nineteenth Street North, Suite 1900, Arlington, Virginia 22209, Attention: Corporate Secretary. If you are a “street name” shareholder who wishes to register for electronic delivery of future proxy materials, you should review the information provided in the proxy materials mailed to you by your broker, bank or other nominee. If you have agreed to electronic delivery of proxy materials and annual reports on Form 10-K to shareholders, but wish to receive printed copies, please contact our Corporate Secretary at the address provided above or your broker, bank or other nominee in accordance with its procedures.

Householding of Proxy Statements and Annual Reports

Securities and Exchange Commission (“SEC”) rules allow for the delivery of a single copy of an annual report to shareholders and proxy statement to any household at which two or more shareholders reside, if it is believed the shareholders are members of the same family. This delivery method, known as “householding,” will save us printing and mailing costs. Duplicate account mailings will be eliminated by allowing shareholders to consent to such elimination, or through implied consent, if a shareholder does not request continuation of duplicate mailings. If you hold our Class A or Class B common stock in your own name as a holder of record, householding will not apply to your shares. However, brokers, banks or other nominees or fiduciaries that hold our shares in “street” name for beneficial owners of our common stock and that distribute proxy materials and annual reports they receive to beneficial owners may be householding. Depending upon the practices of your broker, bank or other nominee or fiduciary, you may need to contact them directly to discontinue duplicate mailings to your household. If you wish to revoke your consent to householding, you must contact your broker, bank or other nominee or fiduciary.

Also, if you own our Class A or Class B common stock in more than one account, such as individually and also jointly with your spouse, you may receive more than one set of our proxy statements and annual reports to shareholders. To assist us in saving money and to provide you with better shareholder services, we encourage you to have all of your accounts registered in the same name and address. You may do this by contacting our transfer agent, American Stock Transfer & Trust Company, LLC, and following their procedures.

Shareholder Proposals and Nominations for the 2014 Annual Meeting

Shareholders may submit proposals for inclusion in our proxy statement for our 2014 annual meeting of shareholders, nominate individuals for election at our 2014 annual meeting and propose other business for consideration by our shareholders at our 2013 annual meeting. The following describes certain procedures and deadlines applicable to these shareholder proposals:

•	Shareholder Proposals for Inclusion in 2014 Proxy Statement. Under SEC rules, proposals that shareholders seek to have included in the proxy statement for our 2014 annual meeting of shareholders must be received by the Corporate Secretary no later than December 26, 2013.
•	Other Shareholder Proposals and Nominations. Our Amended and Restated Bylaws (our “Bylaws”), which are available on our website as discussed below, govern the submission of nominations for director or other business proposals that a shareholder wishes to have considered at a meeting of shareholders, but which are not included in our proxy statement for that meeting. Under our Bylaws, nominations for director or other business proposals to be addressed at our next annual meeting may be made by a shareholder entitled to vote who has delivered a notice to the Corporate Secretary no later than the close of business on March 8, 2014, and no earlier than February 6, 2014. The notice must contain the information required by our Bylaws.

Our Bylaws currently provide that in order for a proposal of a shareholder to be presented at our 2014 annual meeting of shareholders, other than a shareholder proposal included in our proxy statement pursuant to Rule 14a-8, it must be delivered to the Corporate Secretary at our principal executive offices not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the shareholder must be so delivered not earlier than the close of business on the 120th day prior to the date of such annual meeting and not later than the close of business on the later of the 90th day prior to the date of such annual meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which public announcement of the date of such annual meeting is first made by our Company. Any such proposal should be mailed to: Arlington Asset Investment Corp., 1001 Nineteenth Street North, Suite 1900, Arlington, Virginia 22209, Attention: Corporate Secretary. As described in more detail in our Bylaws, the shareholder giving the notice or nomination must include:

•	As to the shareholder giving notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made:
•	the name and address of such shareholder, as they appear on our books, of such beneficial owner, if any, and of their respective affiliates or associates or others acting in concert therewith;
•	the class or series and number of shares of our Company which are, directly or indirectly, owned beneficially and of record by such shareholder, such beneficial owner and their respective affiliates or associates or others acting in concert therewith;
•	any option, warrant, convertible security, stock appreciation right or similar right with a value derived, in whole or in part, from the value of any class or series of shares of our Company, or any contract, derivative, swap, synthetic arrangement or other transaction or series of transactions designed to produce economic benefits and risks that correspond substantially to the ownership of any class or series of shares of our Company, including due to the fact that the value of such contract, derivative, swap or other transaction or series of transactions is determined by reference to the price, value or volatility of any class or series of shares of our Company (any of the foregoing, a “Derivative Instrument”) directly or indirectly engaged in, entered into or owned beneficially by such shareholder, the beneficial owner, if any, or any affiliates or associates or others acting in concert therewith;
•	any proxy, voting agreement, voting trust or other contract, arrangement or understanding pursuant to which such shareholder, the beneficial owner, if any, or any affiliate, associate or others acting in concert therewith has a right to vote any class or series of shares of our Company;
•	any short interest in any of our securities;
•	any rights to distributions on the shares of our Company owned beneficially by such shareholder, the beneficial owner, if any, or any affiliate, associate or others acting in concert therewith that are separated or separable from the underlying shares of our Company;
•	any proportionate interest in shares of our Company or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such shareholder, the beneficial owner, if any, or any affiliate, associate or others acting in concert therewith is a general partner or, directly or indirectly, beneficially owns an interest in a general partner of such general or limited partnership;
•	any performance-related fees (other than an asset-based fee) to which such shareholder, the beneficial owner, if any, or any affiliate or associate or others acting in concert therewith, the beneficial owner, if any or any affiliates or associates or others acting in concert therewith is entitled based on any increase or decrease in the value of shares of our Company or Derivative Instruments, if any;
•	any direct or indirect interest of such shareholder in any contract with our Company, any affiliate of our Company or any principal competitor of our Company; and
•	any other information relating to such shareholder and beneficial owner, if any, that would be required to be disclosed in a proxy statement and form of proxy or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in a contested election pursuant to the rules and regulations of the SEC.
•	As to each person whom the shareholder proposes to nominate for election as a director:
•	the name, age, business address and residence of the person;
•	the class, series and number of shares of our Company that are beneficially owned by the person;
•	the date such shares were acquired and the investment intent of such acquisition;
•	a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such shareholder and beneficial owner, if any, and their respective affiliates and associates, or others acting in concert therewith, on the one hand, and each proposed nominee and/or his or her respective affiliates and associates, or others acting in concert therewith, on the other hand, including all information that would be required to be disclosed pursuant to Rule 404 promulgated under SEC Regulation S-K if the shareholder making the nomination and any beneficial owner on whose behalf the nomination is made, if any, or any affiliate or associate thereof or person acting in concert therewith, were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such registrant;
•	all other information relating to the person that is required to be disclosed in solicitations of proxies for election of directors or is otherwise required by the rules and regulations of the SEC; and

•	a completed and signed questionnaire, representation and agreement with respect to the background and qualification of the person.

In order for a shareholder to bring other business before a shareholder meeting, timely notice must be received by us within the time limits described above. That notice must include:

•	the information described above with respect to the shareholder proposing such business;
•	a description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest of the shareholder and/or shareholder associated person in such business;
•	the text of the proposal or business; and
•	a description of all agreements, arrangements and understandings between the shareholder and beneficial owner, if any, and any other person or persons (including their names) in connection with the proposal of such business by the shareholder.

The advance notice provisions in our Bylaws are in addition to, and separate from, the requirements that a shareholder must meet in order to have a proposal included in the proxy statement under the rules and regulations of the SEC. Copies of our Bylaws are available on our website at www.arlingtonasset.com under “Investor Relations — Corporate Governance,” or may be obtained from the Corporate Secretary at the address shown above under “— Electronic Delivery of Proxy Materials.”

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Nominating and Governance Committee has recommended for nomination, and the Board of Directors has nominated for election, the seven nominees listed below under the heading “— Nominees for Election as Directors.” Six of the nominees are currently serving as members of our Board of Directors. Wallace L. Timmeny, who has served as a member of our Board of Directors since December 1997, has decided to retire and has elected not to be nominated for another term as a director. As a result, the Board of Directors nominated David W. Faeder to serve as a member of our Board of Directors. If elected, these directors will serve until the 2014 annual meeting of shareholders and until his successor is duly elected and qualified. Each nominee has agreed to be named in this proxy statement and to serve if elected.

Although we know of no reason why any of the nominees for director listed below would not be able to serve, if unforeseen circumstances (e.g., death or disability) make it necessary for the Board of Directors to propose a substitute nominee for any of the nominees named below and you have authorized the proxies to vote your shares for the election of the nominees named below, the proxies will vote your shares for that substitute nominee. Proxies cannot be voted at the annual meeting for more than these seven nominees, except as described above.

Unless you direct otherwise in the proxy card, the persons named as proxies in the proxy card will vote your proxy “FOR” the election of each of the nominees listed below. If a quorum is present at the annual meeting, directors will be elected by a plurality of the votes cast by the shares entitled to vote in the election of directors. Cumulative voting is not permitted in the election of directors.

Nominees for Election as Directors

ERIC F. BILLINGS, age 60, is our Chairman and Chief Executive Officer. Since co-founding our Company in 1989, he has continuously served as a director. He served as our Vice Chairman and Chief Operating Officer from 1989 to 1999, Vice Chairman and Co-Chief Executive Officer from 1999 to April 2003 and Co-Chairman and Co-Chief Executive Officer from April 2003 to April 2005. He was appointed Chairman and Chief Executive Officer in April 2005. Mr. Billings also served as Chairman of FBR & Co., a publicly-traded investment banking, institutional brokerage and asset management firm, from 2006 until 2012. From 2006 to 2008, Mr. Billings also served as the Chief Executive Officer of FBR & Co. In addition, he concurrently holds the position of Senior Managing Partner and Co-Portfolio Manager of Billings Capital Management, LLC, an investment management company he runs with his sons. Mr. Billings serves on the Board of Visitors and the Center for Financial Policy Advisory Board at the University of Maryland’s Robert H. Smith School of Business. He also sits on the Leadership Council of the Board of Boys and Girls Clubs of Greater Washington.

The Board of Directors determined that Mr. Billings’ qualifications to serve as a director include his more than 30 years of career investment experience and his extensive knowledge of the environment in which we operate due, in part, to his senior management positions with our Company since its founding over 20 years ago. Further, his past and present senior management positions with FBR & Co. and Billings Capital Management, LLC provide him with additional business and leadership experience in the areas of investment banking, institutional brokerage and asset management. Mr. Billings also served as Chairman of the Board of FBR & Co., which provided him with additional leadership and consensus-building skills to guide the Board, as well as exposure to an array of best practices.

DANIEL J. ALTOBELLO, age 72, has served as a director of our Company since June 2000. Since October 2000, Mr. Altobello, Chairman of Altobello Family LP, has been a private investor and active board member of several companies. From September 1995 until October 2000, Mr. Altobello was the Chairman of Onex Food Services, Inc., the parent of Caterair International, Inc. and LSG/SKY Chefs. He is a current member of the boards of directors of DiamondRock Hospitality Company, a publicly-traded hotel REIT, Northstar Senior Care Trust, Inc., a private company that intends to qualify as a REIT, Mesa Air Group, Inc., NorthStar Senior Care Trust, Inc., and MamaMancini’s, Inc. From 2004 to December 2010, he served as a member of the board of JER Investors Trust, Inc., a specialty finance company. Mr. Altobello serves on the advisory board of Thayer | Hidden Creek, a private equity firm. Mr. Altobello is also a trustee of Loyola Foundation, Inc.

The Board of Directors determined that Mr. Altobello’s qualifications to serve as a director include his notable business and leadership experience in the areas of specialty finance and real estate through his service as a director of DiamondRock Hospitality Company, Northstar Senior Care Trust, Inc. and JER Investors Trust, Inc. He also has experience in the areas of airlines and food service distribution, due to his past position as Chairman of Onex Food Services, Inc. and his current position as a director of Mesa Air Group, Inc. His past and present service on multiple public and private company boards, including his service on the audit committee of DiamondRock Hospitality Company and Northstar Senior Care Trust, Inc., provides him with comprehensive experience in the area of corporate governance that can be extremely valuable to Board and Company operations.

DANIEL E. BERCE, age 59, has served as a director of our Company since January 2011. Mr. Berce is Chief Executive Officer and President of General Motors Financial Company, Inc. (formerly AmeriCredit Corp.), a position he has held since General Motors Co. acquired AmeriCredit Corp. on October 1, 2010. Mr. Berce had been a director of AmeriCredit Corp. since 1990, and was Chief Executive Officer and President from 2005 through 2010, President from 2003 through 2005 and Chief Financial Officer from 1990 through 2003. Mr. Berce is also a director of Cash America International, Inc., a publicly-traded consumer finance company, and AZZ, Inc., a publicly-traded provider of galvanizing services and specialty electrical products.

The Board of Directors determined that Mr. Berce’s qualifications to serve as a director include his extensive leadership experience, specifically his experience as a chief executive officer and chief financial officer of a publicly-traded company. He also has more than 20 years of experience in the consumer finance industry, experience in finance and accounting as well as experience as a director of multiple publicly-traded companies. Mr. Berce is also a licensed Certified Public Accountant and has served on our Audit Committee and the audit committees of other companies, all of which have designated him as an “audit committee financial expert.”

PETER A. GALLAGHER, age 72, served as a director of FBR Asset Investment Corporation, a predecessor of our Company, since August 2000 and, upon the merger that formed our Company in March 2003, he became a director of our Company. Mr. Gallagher retired in May 2004 as the President and Chief Executive Officer of America’s Promise — the Alliance for Youth, a non-profit organization dedicated to building the character and competence of America’s youth, in which capacity he had served since July 1997. From 1994 through 1996, Mr. Gallagher served as Chief Executive Officer of Source One Financial Services, Inc., and from 1989 through 1993 he served as Senior Vice President of AT&T Consumer Affairs. Mr. Gallagher has also served as a member of the Board of Trustees of Pew Charitable Trust-Partnership for Civic Change, VHA Health Foundation, Inc., and the National Assembly of Health and Human Service Organizations, and from 1996 through 1999 he served as Vice Chairman of the District of Columbia Emergency Board of Education.

The Board of Directors determined that Mr. Gallagher’s qualifications to serve as a director include his significant business experience in the areas of loan origination financial services through his past senior management position with Source One Financial Services, Inc. He complements his business experience with experience gained through his past position as President and Chief Executive Officer of America’s Promise — the Alliance for Youth, and through his service on the boards of several other non-profit organizations.

RALPH S. MICHAEL, III, age 58, has served as a director of our Company since 2006. He currently serves as President and Chief Executive Officer of Fifth Third Bank, Greater Cincinnati, a position he has held since December 2010. He served as President and Chief Operating Officer of The Ohio Casualty Insurance Company from 2005 to November 2007 and served as a director from 2002 to 2005. From 2003 to 2005 he was Executive Vice President and Manager of Private Asset Management and held other positions with U.S. Bank. From 1979 to 2002 he held various executive and management positions with PNC Financial Services Group. Mr. Michael is a director of AK Steel Corporation, Key Energy Services, Inc. and FBR &

Co., each of which is a publicly-traded company. He is also a director of Cincinnati Bengals, Inc. AAA Northern California, Nevada & Utah Insurance Exchange, and a trustee of Xavier University (Ohio).

The Board of Directors determined that Mr. Michael’s qualifications to serve as a director include the broad business and finance background obtained through his more than 30 years of experience working in financial services, much of which has been in executive management positions, as well as his extensive experience as a corporate board member, including his service on our and other companies’ audit committees, all of which have designated him as an “audit committee financial expert.”

J. ROCK TONKEL, JR., age 50, has served as a director of our Company since March 2007. He serves as our President and Chief Operating Officer, a position he assumed in February 2007. From April 2004 to February 2007, Mr. Tonkel served as President and Head of Investment Banking at Friedman, Billings, Ramsey & Co., Inc. (currently a subsidiary of FBR & Co.). Prior to that, Mr. Tonkel served as Executive Vice President and Head of Investment Banking, a position he assumed in February 2002. Mr. Tonkel joined Friedman, Billings, Ramsey & Co., Inc. in 1994 as a Managing Director and Head of Investment Banking’s financial institutions group.

The Board of Directors determined that Mr. Tonkel’s qualifications to serve as a director include his more than 25 years of experience in financial services companies, the mortgage industry, the investment banking industry, his experience in capital markets, as well as his expertise in public and private company finance. Further, his past positions as President and Head of Investment Banking at Friedman, Billings, Ramsey & Co., Inc. and as Managing Director of Friedman, Billings, Ramsey & Co., Inc.’s financial institutions investment banking group provide him with additional business and leadership experience in key areas of the investment and asset management industry.

DAVID W. FAEDER, age 56, is a Managing Partner of Fountain Square Properties, a diversified real estate company, a position he has held since 2003. He served as the Vice Chairman (from 2000 to 2003), President (from 1997 to 2000) and Executive Vice President and Chief Financial Officer (from 1993 to 1997) of Sunrise Senior Living, Inc., a provider of senior living services in the United States, United Kingdom and Canada. From 1991 to 1993 he served as Vice President of Credit Suisse First Boston (formerly First Boston Corporation), directing the real estate advisory business for the RTC in the Washington, DC area. From 1984 to 1991 he served as Vice President of Morgan Stanley and Company, Inc., a brokerage firm, specializing in real estate transactions and financings. Prior to that time, Mr. Faeder held various other accounting positions with Ernst and Whinney, Better Homes of Virginia, and Goodman and Company. Mr. Faeder is currently a director of Federal Realty Investment Trust, a publicly-traded REIT.

The Board of Directors determined that Mr. Faeder’s qualifications to serve as a director include his public company and accounting experience, specifically having previously served as the chief financial officer of Sunrise Senior Living, his real estate investment experience from his time as a private real estate investor, as well as his past and present service on multiple public and private company boards.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
THE ELECTION OF EACH OF THE NOMINEES LISTED ABOVE.

PROPOSAL NO. 2

RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed PwC as our independent registered public accounting firm to audit our financial statements for the fiscal year ending December 31, 2013. A resolution will be presented at the annual meeting to ratify the appointment of PwC by the Audit Committee. If our shareholders do not ratify the appointment of PwC at the annual meeting, the Audit Committee will consider that fact in its review and future selection of our independent registered public accounting firm. Representatives of PwC will be present at the annual meeting and will have the opportunity to make statements if they desire to do so. Representatives of PwC are expected to be available to respond to appropriate questions.

Unless you direct otherwise in the proxy card, the persons named as proxies will vote your proxy “FOR” the approval of the ratification of PwC as our independent registered public accounting firm for 2013. If a quorum is present at the annual meeting, the ratification of the appointment of PwC as our independent registered public accounting firm for 2013 will be approved if the votes cast in favor of the ratification exceed the votes cast opposing the ratification.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP
AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2013.

Information Regarding Fees Paid to our Independent Accountants in 2012 and 2011

Aggregate fees for professional services rendered for us and our subsidiaries by PwC for the years ended December 31, 2012 and 2011 were (dollars in thousands):

	Year Ended December 31,
	2012	2011
Audit Fees(1)	$519	$400
Audit-Related Fees(2)	$—	$—
Tax Fees(3)	$130	$122
All Other Fees(4)	$50	$23
Total	$699	$545

(1)	Audit fees represent the aggregate fees billed for each of the last two fiscal years for professional services rendered by PwC for the audit of our financial statements and the financial statements of our subsidiaries and the review of unaudited financial statements included in our quarterly reports on Form 10-Q filed with the SEC, and services that are provided by PwC in connection with the statutory and regulatory filings that are made by us and our subsidiaries.
(2)	Audit-related fees represent the aggregate fees billed by PwC for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and the financial statements of our subsidiaries and are not reported in “Audit Fees” in the table above. No such fees were billed or paid to PwC in 2012 or 2011.
(3)	Tax fees represent the aggregate fees billed in each of the last two fiscal years for professional services rendered by PwC for tax compliance, tax advice and tax planning.
(4)	All other fees represent the aggregate fees billed in each of the last two fiscal years for products and services provided by PwC, other than the services reported in “Audit Fees,” “Audit-Related Fees” and “Tax Fees” in the table above. In 2012 and 2011, these amounts represented fees paid to PwC in connection with advisory services.

Audit Committee Pre-Approval Policies and Procedures

It is the Audit Committee’s policy to review and, if appropriate, pre-approve all audit and non-audit services provided by the independent registered public accounting firm to us and our subsidiaries. In accordance with this policy, the Audit Committee has granted authority to the Committee Chairman, Mr. Michael, to approve non-audit services in an amount up to $50,000 on behalf of the Audit Committee. Any such approval will be communicated to the Audit Committee at the next scheduled meeting. The Audit Committee pre-approved 100% of the services provided by PwC to our Company and its subsidiaries during the fiscal year ended December 31, 2012.

INFORMATION ON OUR BOARD OF DIRECTORS, ITS COMMITTEES AND CORPORATE GOVERNANCE

Director Not Standing for Reelection

WALLACE L. TIMMENY, age 75, has served as a director of our Company since December 1997. Mr. Timmeny informed the Board of Directors recently that he did not wish to be nominated for another term as a director. His term will end at the 2013 annual meeting of shareholders. From 1979 to April 2007, Mr. Timmeny was a securities attorney in private practice, most recently as a partner in the Washington, D.C. office of Dechert LLP from 1996 until his retirement from Dechert LLP in April 2007. From 1965 to 1979, Mr. Timmeny was an attorney with the SEC and ultimately the deputy director of the division of enforcement of the SEC. Mr. Timmeny has served as an adjunct professor at American University School of Law, George Mason University School of Law and Georgetown University School of Law. Mr. Timmeny is a past chairman of the Executive Council of the Securities Law Committee of the Federal Bar Association. From 2008 to 2009, Mr. Timmeny served as a director of Whitney Information Network, Inc. (now known as Tigrent, Inc.) and from 2004 to 2010, he served as a director of Waste Services, Inc.

Independence of our Board of Directors

The listing standards of the NYSE and our Corporate Governance Guidelines require that a majority of our directors must be independent directors. Our Corporate Governance Guidelines specify that an “independent” director is a director who meets the independence requirements of the NYSE, as then in effect, and of such additional guidelines as our Board may adopt. These categorical standards provide a baseline for determining the independence of members of the Board. The independence standards used by our Board are attached to our Corporate Governance Guidelines, which are available on our website at www.arlingtonasset.com.

In making affirmative independence determinations, the Board broadly considers all relevant facts and circumstances, including, among other factors, any commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships to which a director is party. Using these criteria, the Board has affirmatively determined that the following directors and director nominee have no material relationship with our Company and are independent under the listing standards of the NYSE and our Corporate Governance Guidelines: Daniel J. Altobello, Daniel E. Berce, David W. Faeder, Peter A. Gallagher and Ralph S. Michael, III.

Board Leadership Structure

Mr. Billings has served as our Chairman and Chief Executive Officer since April 2005. We believe that the most effective Board leadership structure for our Company at the present time is for the Chief Executive Officer to serve as Chairman of the Board in conjunction with the appointment of a non-management Lead Independent Director as described below. We believe that combining the positions of Chairman and Chief Executive Officer provides us with decisive and effective leadership. In his capacity as Chairman, Mr. Billings is the person best suited to set the agendas, priorities and procedures of the Board and to lead discussions of our strategy due to his in-depth knowledge of our business and operations. In addition, we believe combining the positions of Chairman and Chief Executive Officer makes clear who is responsible for managing our business, under the oversight and review of the Board. The Board, in coordination with the Nominating and Governance Committee, regularly engages in management succession planning and development in order to ensure continuity in senior management. The Board retains the authority to modify this structure to best advance the interests of our shareholders, if circumstances warrant such a change.

The Board also believes that our existing corporate governance practices achieve independent oversight and management accountability. These governance practices are reflected in our Corporate Governance Guidelines and individual committee charters and include the following:

•	a substantial majority of the Board members are independent;

•	each of the Audit, Compensation and Nominating and Governance Committees is comprised entirely of independent directors;
•	the Board has a non-management Lead Independent Director, Mr. Altobello, with the responsibilities described below; and
•	the independent directors meet at least quarterly in executive session without management present.

Board Meetings and Executive Sessions of our Non-Management Directors

The Board of Directors held a total of 12 meetings during 2012. Each of the incumbent directors attended at least 75% of the aggregate of the total number of meetings of the Board and the Board committees on which he served. In accordance with our Corporate Governance Guidelines, our non-management directors are required to meet without the management directors being present at least quarterly. Mr. Altobello, the Lead Independent Director, presides at all meetings of the non-management directors. Shareholders and other interested persons may contact the Lead Independent Director in writing by mail directed to the Corporate Secretary c/o Arlington Asset Investment Corp., 1001 Nineteenth Street North, Suite 1900, Arlington, Virginia 22209.

Lead Independent Director

In accordance with our Corporation Governance Guidelines, the Board of Directors has a Lead Independent Director who is elected annually by secret ballot by the independent directors of the Board to act in a lead capacity to coordinate the actions of the other independent directors, as described below. Mr. Altobello is our current Lead Independent Director. The Lead Independent Director coordinates and moderates executive sessions of the Board’s independent directors and acts as principal liaison between the independent directors and the Chief Executive Officer on (i) topics or issues as requested by the independent directors, any committee of the Board or the full Board or (ii) any topic selected by the Lead Independent Director. In addition to the duties of all Board members, the Lead Independent Director is responsible to ensure that the following functions are addressed as needed or as appropriate, as determined in the good faith discretion of the Lead Independent Director:

•	presiding over non-committee meetings of the non-management directors;
•	timing and agendas for Board and committee meetings;
•	nature, quantity, and timing of information provided to the independent directors by the management, including information specifically requested by the Lead Independent Director;
•	retention of counsel or consultants who report directly to the Board, or to the Lead Independent Director;
•	delivery of reports from the Nominating and Governance Committee regarding compliance with and implementation of our corporate governance policies;
•	delivery of reports from the Nominating and Governance Committee regarding recommended revisions to our corporate governance policies;
•	evaluation, along with the members of the Compensation Committee and the full Board, of the Chief Executive Officer’s performance and meeting with the Chief Executive Officer to discuss the Board’s evaluation; and
•	recommending members for various Board committees, as well as selection of the committee chairs.

Board Committees

The Board currently has three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Governance Committee. From time to time the Board of Directors may establish other standing or special committees to discharge specific duties delegated to such committees by the Board. Current standing committee membership and the number of meetings of each committee during 2012 are described below. Messrs. Billings and Tonkel do not serve on any of our Board’s standing committees.

Name	Audit	Compensation	Nominating and Governance
Daniel J. Altobello			✓
Daniel E. Berce	✓	✓ (Chairman)
Peter A. Gallagher	✓	✓	✓ (Chairman)
Ralph S. Michael, III	✓ (Chairman)	✓
Wallace L. Timmeny	✓		✓
Number of Meetings in 2012:	6	10	4

Audit Committee

The current members of the Audit Committee are Mr. Michael, who serves as Chairman, Mr. Berce, Mr. Gallagher and Mr. Timmeny. Among other responsibilities, the Audit Committee assists the Board of Directors in monitoring our financial reporting process, and is solely responsible for hiring and monitoring the independence and performance of our independent auditors. The Board has determined that each member of the Audit Committee is independent according to the independence standards set forth in the NYSE listing standards and our Corporate Governance Guidelines. In addition, each member of the Audit Committee meets the heightened independence requirements for audit committees specified by Rule 10A-3 under the Exchange Act. The Board has determined that each member of the Audit Committee is financially literate under the standards established by the NYSE. The Board has also determined that Messrs. Michael and Berce are qualified as an “audit committee financial expert” within the meaning of applicable SEC rules, and possess related financial management expertise within the meaning of the listing standards of the NYSE. The Board of Directors has adopted a written charter for the Audit Committee, a current copy of which is available to shareholders on our website at www.arlingtonasset.com. For additional information on our Audit Committee’s oversight of our financial reporting process, please refer to “Audit Committee Report” in this proxy statement. For additional information on the Audit Committee’s role in risk management see “— Risk Oversight” below.

Compensation Committee

The current members of the Compensation Committee are Mr. Berce, who serves as Chairman, Mr. Gallagher and Mr. Michael. The Board has determined that each member of the Compensation Committee is independent according to the independence standards set forth in the NYSE listing standards and our Corporate Governance Guidelines. The Compensation Committee reviews our compensation plans and makes recommendations concerning those plans and concerning executive officer compensation. The Board of Directors has adopted a written charter for the Compensation Committee, a current copy of which is available to shareholders on our website at www.arlingtonasset.com. For additional information on the Compensation Committee’s processes and procedures for the consideration and determination of executive and director compensation, please refer to “Compensation Discussion and Analysis” and “Compensation Committee Report” in this proxy statement.

Nominating and Governance Committee

The current members of the Nominating and Governance Committee are Mr. Gallagher, who serves as Chairman, Mr. Altobello and Mr. Timmeny. The Board has determined that each member of the Nominating and Governance Committee is independent according to the independence standards set forth in the NYSE listing standards and our Corporate Governance Guidelines. The Nominating and Governance Committee assists the Board of Directors in identifying individuals qualified to become Board members, plays a leadership role in shaping the governance of our Company, engages in management succession planning and development and oversees the evaluation of the Board. The Board of Directors has adopted a written charter for the Nominating and Governance Committee, a current copy of which is available to shareholders on our website at www.arlingtonasset.com.

Code of Ethics

We have not adopted a code of ethics that applies only to our principal executive officer, principal financial officer and principal accounting officer, because our Board of Directors has adopted a Statement of Business Principles that is broadly written and covers these officers and their activities. Our Statement of Business Principles is available on our website at www.arlingtonasset.com.

Availability of Corporate Governance Materials

Shareholders may view our corporate governance materials, including our Bylaws, Corporate Governance Guidelines, Statement of Business Principles and the charters of each of the committees of our Board of Directors, on our website at www.arlingtonasset.com. Our corporate governance materials may be obtained free of charge by submitting a written request to the Corporate Secretary c/o Arlington Asset Investment Corp., 1001 Nineteenth Street North, Suite 1900, Arlington, Virginia 22209.

Director Nominations

Our Nominating and Governance Committee’s responsibilities, as noted above and as described in its charter, include seeking, screening and recommending director candidates for nomination to serve on our Board of Directors. Our Corporate Governance Guidelines also contain information concerning the responsibilities of the Nominating and Governance Committee with respect to identifying and evaluating director candidates. The Nominating and Governance Committee may identify potential Board candidates from a variety of sources, including recommendations of our shareholders.

Director Candidate Recommendations and Nominations by Shareholders

A shareholder may nominate a person for election to the Board of Directors in compliance with applicable Virginia law and our Bylaws. No candidates were nominated by shareholders for election to the Board of Directors at the 2013 annual meeting in accordance with this policy. Our Bylaws require that any such nominations for our 2014 annual meeting of shareholders must be received by us no earlier than February 6, 2014, and no later than March 8, 2014. Any such notice must satisfy the other requirements with respect to such proposals and nominations contained in our Bylaws. If a shareholder fails to meet the requirements or deadlines described in our policy, such nominations will be considered out of order and will not be acted upon at our 2014 annual meeting of shareholders. We may exercise discretionary voting authority under proxies we solicit to vote against any such proposal. See “General Information about the Annual Meeting — Shareholder Proposals and Nominations for the 2013 Annual Meeting” for additional information.

Process for Identifying and Evaluating Director Candidates

The Nominating and Governance Committee evaluates all director candidates in accordance with the director qualifications described in our Corporate Governance Guidelines, a copy of which is available on our website at www.arlingtonasset.com. The Committee evaluates properly submitted shareholder nominations no differently than other nominations. In accordance with our Corporate Governance Guidelines, the Nominating and Governance Committee considers, among other things, business experience and skills, independence, diversity, judgment, integrity, the ability to commit sufficient time and attention to the activities of the Board, the absence of any potential conflicts with our interests, and such other factors as it deems appropriate given the current needs of the Board and our Company, to maintain a balance of knowledge, experience and capability. The Nominating and Governance Committee recommends candidates based on its consideration of each individual’s specific skills and experience and its annual assessment of the composition and needs of the Board as a whole, including with respect to diversity. Consideration of diversity as one of many attributes relevant to a nomination to the Board is implemented through the Nominating and Governance Committee’s standard evaluation process. In particular, the Committee obtains and reviews questionnaires, interviews candidates as appropriate and engages in thorough discussions at Committee meetings in an effort to identify the best candidates and to populate an effective Board. The effectiveness of the Board’s diverse mix of viewpoints, backgrounds, experience, expertise, skills and other demographics is considered as part of the Nominating and Governance Committee’s annual assessment.

Communications with the Board of Directors

Shareholders wishing to communicate with the Board of Directors should send any communication in writing to our Corporate Secretary c/o Arlington Asset Investment Corp., 1001 Nineteenth Street North, Suite 1900, Arlington, Virginia 22209. Any such communication must state the number of shares of Class A common stock and Class B common stock beneficially owned by the shareholder making the communication. The Corporate Secretary will forward such communication to the full Board of Directors, a committee of the Board of Directors, the Lead Independent Director or to any other individual director or directors, as appropriate. If a communication is unduly hostile, threatening, illegal or otherwise inappropriate, the Corporate Secretary is authorized by the Board to discard the communication or take appropriate legal action regarding the communication.

Risk Oversight

Our Audit Committee is primarily responsible for overseeing our risk management processes on behalf of the Board. The Audit Committee receives reports from management and the internal auditor regarding our assessment of risks. While the Board (through the Audit Committee) oversees our risk management, our management team is responsible for the day-to-day risk management processes. We believe this division of responsibilities is the most effective approach for addressing the risks facing our Company.

Director Attendance at the Annual Meeting

In accordance with our Corporate Governance Guidelines, directors are expected to attend our annual meeting of shareholders, unless excused by the Lead Independent Director with good cause. All of the members of our Board of Directors attended the 2012 annual meeting of shareholders in person.

Contributions to Charitable Entities

During the past three fiscal years, we have not made any charitable contributions to any charitable organization for which any of our directors served as an executive officer.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee consists of the following non-employee directors, all of whom are independent according to the standards set forth in the NYSE listing standards and our Corporate Governance Guidelines: Messrs. Berce (Chairman), Gallagher and Michael. None of the current members of the Compensation Committee has ever served as an officer or employee of our Company or had any relationship with our Company requiring disclosure as a related party transaction under the applicable SEC rules. During fiscal year 2012, none of our executive officers served on the compensation committee or board of directors of another entity, one of whose executive officers served on our Compensation Committee and none of our executive officers served on the compensation committee of another entity, one of whose executive officers served on our Board.

Director Stock Ownership Guidelines

On February 9, 2011, the Board affirmed the stock ownership guidelines applicable to each member of the Board who is not also an executive officer. Under these ownership guidelines, each non-executive director is required to retain 100% of any equity awards made to such director from and after February 9, 2011 until the date on which the director is no longer a director of our Company.

Director Compensation

Compensation for non-employee directors is established by our Compensation Committee to provide an appropriate level of compensation relative to the work required for service on our Board, as well as to director compensation practices in the competitive market. Our Compensation Committee reviews non-employee director compensation on an as-needed basis, assuring that individual cash components (i.e., retainers and meeting fees), total cash, and equity awards are appropriately positioned.

Our non-employee directors are compensated in both cash and equity (in the form of RSUs) in order to align our directors’ interests with the long-term interest of our shareholders. Our non-employee director compensation includes:

Element	Amount
Annual Cash Retainer	$50,000
Annual RSU Grant	$80,000
Lead Independent Director Retainer(1)	$95,000
Audit Committee Chair Premium(2)	$25,000
Nominating and Governance Committee Chair Premium(3)	$10,000
Compensation Committee Chair Premium(3)	$10,000
In-Person Board or Committee Meeting Fee	$1,500
Telephonic Board or Committee Meeting Fee	$500

(1)	Paid in four equal installments each quarter. Retainer consists of $82,500 in cash and $12,500 in restricted stock units (“RSUs”), and is paid in addition to annual cash retainer and RSU grant.
(2)	Paid in four equal installments each quarter. Premium consists of $17,500 in cash and $7,500 in RSUs and is paid in addition to annual cash retainer and RSU grant.
(3)	Paid in four equal installments each quarter. Premium consists of $5,000 in cash and $5,000 in RSUs and is paid in addition to annual cash retainer and RSU grant.

We also reimburse our non-employee directors for their reasonable out-of-pocket expenses incurred in attending meetings of our Board of Directors and its committees and corporate events that directors may be asked to attend.

Director Compensation for 2012

The following table contains compensation information for each of our non-employee directors serving on the Board during the year ended December 31, 2012. Neither Eric F. Billings, our Chairman and Chief Executive Officer, nor J. Rock Tonkel, Jr., our President and Chief Operating Officer, received compensation for their services as members of the Board of Directors in 2012.

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)	Total Compensation
Daniel J. Altobello	$165,000	$92,500	$257,500
Daniel E. Berce	$80,500	$85,000	$165,500
Peter A. Gallagher	$88,000	$85,000	$173,000
Ralph S. Michael, III	$94,500	$87,500	$182,000
Wallace L. Timmeny	$74,500	$80,000	$154,500

(1)	As stated above, includes an annual cash retainer paid to each of our non-employee directors, as well as in-person and telephonic attendance fees for each meeting of our Board of Directors and its standing committees on which each of our non-employee directors served. Additionally, includes cash portion of Lead Independent Director retainer for Mr. Altobello, and cash portions of Audit, Nominating and Governance, and Compensation Committee Chair Premiums for Messrs. Michael, Gallagher and Berce, respectively.
(2)	In fiscal 2012, each non-employee director received an award of RSUs with the number of shares calculated to target the grant date values listed in this column, with each RSU valued at $21.28, the closing price of our Class A common stock on the NYSE on the last trading day preceding the grant date. The amounts in this column reflect the grant date fair value calculated in accordance with FASB ASC Topic 718 for awards granted to non-employee directors during the fiscal year ended December 31, 2012. For more information regarding the valuation of RSU awards granted by us to our non-employee directors, please refer to Note 8 in the notes to our consolidated financial statements included in our 2012 Annual Report.

Outstanding Equity Awards Held By Directors

As of December 31, 2012, our non-employee directors held RSUs as set forth in the table below:

Name	Aggregate Number of RSUs Outstanding at Fiscal Year End	Aggregate Fair Value of RSUs Outstanding at December 31, 2012(1)	Aggregate Grant Date Fair Value of RSUs Outstanding at Fiscal Year End(2)	Aggregate Number of Options Outstanding at Fiscal Year End	Aggregate Grant Date Fair Value of Option Awards Outstanding at Fiscal Year End
Daniel J. Altobello	29,736	$617,617	$924,933	$—	$—
Daniel E. Berce	8,528	$177,127	$204,991	$—	$—
Peter A. Gallagher	26,676	$554,061	$812,415	$—	$—
Ralph S. Michael, III	26,834	$557,342	$604,955	$—	$—
Wallace L. Timmeny	26,163	$543,406	$804,948	$—	$—

(1)	The amounts in this column equal the number of RSUs multiplied by $20.77, the last sale price on the NYSE on December 31, 2012.
(2)	The amounts in this column reflect the grant date fair value calculated in accordance with FASB ASC Topic 718 for equity awards granted to non-employee directors. For more information regarding the valuation of equity awards granted by us to our non-employee directors, please refer to Note 8 in the notes to our consolidated financial statements included in our 2012 Annual Report.

Annual Grant of RSUs to Non-Employee Directors

On June 6, 2012, the date of our 2012 annual meeting of shareholders, each of our non-employee directors received an annual grant of 3,759 RSUs having an aggregate grant date fair value of $80,000, based on the closing sale price of our Class A common stock on the NYSE on June 5, 2012. The RSUs were granted pursuant to our 2011 Long-Term Incentive Plan. In addition to the annual grant of RSUs, we also granted additional RSUs to our non-employee directors in lieu of certain cash payments for services as our Lead Independent Director or as a chairman of one of our Board’s standing committees, as noted in “— Director Compensation for 2012” above.

A non-employee director’s interest in RSUs awarded pursuant to our 2011 Long-Term Incentive Plan vests immediately on the award grant date. These vested RSUs are converted into shares of our Class A common stock on a one-for-one basis, with any fractional shares being settled in cash, upon the later of the date the grantee separates from our service or the first anniversary of the grant date (the “Settlement Date”). If a change in control occurs before the Settlement Date, the settlement will occur on the control change date.

Prior to the effectiveness of the 2011 Long-Term Incentive Plan on June 2, 2011, we awarded RSUs to our non-employee directors pursuant to the 2004 Long-Term Incentive Plan, the Friedman, Billings, Ramsey Group, Inc. 1997 Stock and Annual Incentive Plan and the Amended and Restated Friedman, Billings, Ramsey Group, Inc. Non-Employee Director Stock Compensation Plan (collectively, the “Prior Plans”). A non-employee director’s interest in RSUs awarded pursuant to one of the Prior Plans vested if he served on our Board of Directors from the date of grant until the first anniversary of the award. These vested RSUs are converted to shares of our Class A common stock upon the earlier of (1) the date that is one year after the non-employee director’s retirement or (2) the date that is one year after the non-employee director ceases to be a member of our Board of Directors.

RSUs do not have any voting rights but are entitled to cash dividend equivalent payments.

The following table sets forth certain information regarding RSUs granted on June 6, 2012 to our non-employee directors as discussed above.

Name	Aggregate Number of RSUs Awarded	Grant Date Fair Value of RSUs Awarded(1)
Daniel J. Altobello	4,346	$92,500
Daniel E. Berce	3,994	$85,000
Peter A. Gallagher	3,994	$85,000
Ralph S. Michael, III	4,111	$87,500
Wallace L. Timmeny	3,759	$80,000

(1)	The grant date fair value is calculated in accordance with FASB ASC Topic 718 and is based on the closing sale price of our Class A common stock on the NYSE on June 5, 2012, which was $21.28.

EXECUTIVE OFFICERS OF THE COMPANY

Our named executive officers for the year ended December 31, 2012 are Eric F. Billings, Chairman of the Board and Chief Executive Officer, J. Rock Tonkel, Jr., President and Chief Operating Officer, and Kurt R. Harrington, Executive Vice President, Chief Financial Officer and Treasurer. The following persons served as our executive officers during all of 2012 and continue to serve as our executive officers today.

ERIC F. BILLINGS, age 60, is our Chairman and Chief Executive Officer. Since co-founding our Company in 1989, he has continuously served as a director. He served as our Vice Chairman and Chief Operating Officer from 1989 to 1999, Vice Chairman and Co-Chief Executive Officer from 1999 to April 2003 and Co-Chairman and Co-Chief Executive Officer from April 2003 to April 2005. He was appointed Chairman and Chief Executive Officer in April 2005. Mr. Billings also served as Chairman of FBR & Co., a publicly-traded investment banking, advisory, trading and research firm, a position he has held since its formation in 2006. From 2006 to 2008, Mr. Billings also served as the Chief Executive Officer of FBR & Co. In addition, he concurrently holds the position of Senior Managing Partner and Co-Portfolio Manager of Billings Capital Management, LLC, an investment management company he runs with his sons. Mr. Billings serves on the Board of Visitors and the Center for Financial Policy Advisory Board at the University of Maryland’s Robert H. Smith School of Business. He also sits on the Leadership Council of the Board of Boys and Girls Clubs of Greater Washington.

J. ROCK TONKEL, JR., age 50, has served as a director of our Company since March 2007. He serves as our President and Chief Operating Officer, a position he assumed in February 2007. From April 2004 to February 2007, Mr. Tonkel served as President and Head of Investment Banking at Friedman, Billings, Ramsey & Co., Inc. (currently a subsidiary of FBR & Co.). Prior to that, Mr. Tonkel served as Executive Vice President and Head of Investment Banking, a position he assumed in February 2002. Mr. Tonkel joined Friedman, Billings, Ramsey & Co., Inc. in 1994 as a Managing Director and Head of Investment Banking’s financial institutions group.

KURT R. HARRINGTON, age 60, is our Executive Vice President, Chief Financial Officer and Treasurer, a position he has held since January 2000. Mr. Harrington was appointed to serve as the Chief Accounting Officer in September 2008. Mr. Harrington was also the Executive Vice President, Chief Financial Officer and Treasurer of FBR & Co. between January 2000 and February 2008 and served as Chief Financial Officer and Treasurer of FBR Asset Investment from September 1999 to March 2003. Mr. Harrington joined our Company as Vice President of Finance and Treasurer in March 1997. He was previously the Chief Financial Officer of Jupiter National, Inc., a publicly-traded, closed-end venture capital company. From 1980 to 1990, Mr. Harrington served in a number of senior financial accounting, reporting and business planning positions at MCI Communications Corporation and Marriott Corporation, in Washington, D.C. He began his career with the public accounting firms of Meahl, McNamara & Co., Boston, Massachusetts and later, PricewaterhouseCoopers LLP, Washington, D.C. Mr. Harrington received his Certified Public Accountant certification in 1978. Mr. Harrington is the treasurer and a trustee of Nichols College.

PRINCIPAL SHAREHOLDERS

The following table sets forth, as of March 31, 2013, certain information concerning the beneficial ownership of our Class A and Class B common stock by (i) each of our directors and director nominees, (ii) each of our named executive officers, (iii) all of our executive officers and directors as a group and (iv) each person known to us to be the owner of more than 5% of our Class A or Class B common stock.

For purposes of the table below, beneficial ownership has been determined in accordance with Rule 13d-3 of the Exchange Act. Unless indicated otherwise in the footnotes to the table below, each individual has sole voting and investment power with respect to all shares of our Class A and Class B common stock shown as beneficially owned by such person. The address of each individual listed in the table is c/o Arlington Asset Investment Corp., 1001 Nineteenth Street North, Suite 1900, Arlington, Virginia 22209.

Name of Beneficial Owners	Number of Shares of Class A Common Stock		Percent of Class(1)	Number of Shares of Class B Common Stock		Percent of Class(2)	Percent of Total Voting Power(3)
Eric F. Billings	106,076	(4)(5)	0.7%	403,269	(6)	72.8%	7.4%
J. Rock Tonkel, Jr.	237,882		1.5	14,000	(7)	2.5	1.6
Kurt R. Harrington	10,682		*	—		—	*
Daniel J. Altobello	31,236	(8)	*	—		—	*
Daniel E. Berce	13,528	(8)	*	—		—	*
Peter A. Gallagher	28,071	(8)(9)	*	—		—	*
Ralph S. Michael, III	29,159	(8)	*	—		—	*
Wallace L. Timmeny	26,723	(8)	*	—		—	*
All executive officers and directors (8 persons)	483,357		3.0%	417,269		75.3%	9.8%

*	Less than one percent.
(1)	Based on 16,008,959 shares of Class A common stock outstanding as of March 31, 2013. Holders of shares of Class A common stock are entitled to one vote per share. Shares of Class A common stock subject to options or other awards currently exercisable, or exercisable within 60 days of March 31, 2012, are deemed outstanding for computing the percentage of the class owned by the person holding such options, but are not deemed outstanding for computing the percentage of the class owned by any other person.
(2)	Based on 554,055 shares of Class B common stock outstanding as of March 31, 2013. Holders of shares of Class B common stock are entitled to three votes per share. Shares of Class B common stock subject to options currently exercisable, or exercisable within 60 days of March 31, 2012, are deemed outstanding for computing the percentage of the class owned by the person holding such options, but are not deemed outstanding for computing the percentage of the class owned by any other person.
(3)	Total voting power represents the combined voting power of our outstanding Class A and Class B common stock. Holders of shares of Class A and Class B common stock vote together on all matters submitted to a vote of our shareholders.
(4)	The number of shares of Class A common stock shown as beneficially owned by Mr. Billings in the table above includes: (i) 10,999 shares held by EFB Capital Corp., of which all of the outstanding capital stock is held by Mr. Billings’ wife, as to which shares Mr. Billings disclaims beneficial ownership; (ii) 65 shares held by the Eric and Marianne Billings Charitable Foundation, as to which Mr. Billings disclaims beneficial ownership; (iii) 11,000 shares held in irrevocable trusts for the benefit of each child of Jonathan Billings, the brother of Mr. Billings, for which Mr. Billings serves as the trustee and over which shares Mr. Billings exercises sole voting and investment power but as to which shares he disclaims beneficial ownership; and (iv) 84,012 shares held by Mr. Billings, over which Mr. Billings exercises sole voting and investment power.
(5)	Includes 45,000 shares of Class A common stock that Mr. Billings has pledged as collateral for a loan held through Wells Fargo & Company.

(6)	The number of shares of Class B common stock shown as beneficially owned by Mr. Billings in the table above includes an aggregate of 4,612 shares held in irrevocable trusts for the benefit of each child of Jonathan Billings, the brother of Eric F. Billings. Mr. Eric F. Billings serves as the trustee and exercises sole voting and investment power over these shares but disclaims beneficial ownership of these shares.
(7)	The number of shares of Class B common stock shown as beneficially owned by Mr. Tonkel in the table above excludes 2,500 shares held in an irrevocable family trust. Mr. Tonkel does not exercise voting or investment power over these 2,500 shares and disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in the family trust.
(8)	The number of shares of Class A common stock shown as beneficially owned by each of our directors and director nominees in the table above include vested RSUs that we have awarded to our directors under our 2011 Long-Term Incentive Plan and the Prior Plans, in the following amounts: Mr. Altobello — 29,736 RSUs; Mr. Berce — 8,528 RSUs; Mr. Gallagher — 26,676 RSUs; Mr. Michael — 26,834 RSUs; and Mr. Timmeny — 26,163 RSUs. Vested RSUs are converted to shares of Class A common stock upon the director ceasing to be a member of our Board of Directors. See “Information on our Board of Directors, its Committees and Corporate Governance — Director Compensation for 2011 — Annual Grant of RSUs to Non-Employee Directors.” RSUs do not have any voting rights but are entitled to cash dividend equivalent payments.
(9)	Includes 1,395 shares of Class A common stock that Mr. Gallagher holds in margin at an account at Morgan Stanley.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth, as of December 31, 2012, information with respect to compensation plans under which equity securities are authorized for issuance:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity Compensation Plans Approved by Shareholders	261,761	(1)	$—	489,448	(2)
Equity Compensation Plans Not Approved by Shareholders	—		—	—
Total	261,761		$—	489,448

(1)	Consists of awards granted under the 2011 Long-Term Incentive Plan and the Prior Plans (namely, the 2004 Long-Term Incentive Plan, the Friedman, Billings, Ramsey Group, Inc. 1997 Stock and Annual Incentive Plan and the Amended and Restated Friedman, Billings, Ramsey Group, Inc. Non-Employee Director Stock Compensation Plan). This amount includes 117,937 RSUs and 143,824 performance share units (“PSUs”), which represents the maximum number of two-year and three-year Book Value PSUs and TSR PSUs, excluding dividend reinvestments, which are potentially issuable. The weighted-average exercise price information in column (b) does not include these RSUs. The Prior Plans have been replaced by the 2011 Long-Term Incentive Plan, but the terms of awards previously granted pursuant to the Prior Plans remain the same.
(2)	Consists of shares of Class A common stock available for issuance under the 2011 Long-Term Incentive Plan, which may be subject to awards of stock options, stock appreciation rights, shares of restricted stock, RSUs and performance-based awards. Shares covered by outstanding awards granted pursuant to the 2011 Long-Term Incentive Plan or any Prior Plan become available for future grants under the 2011 Long-Term Incentive Plan if the award is canceled, terminated, forfeited or otherwise settled without the issuance of shares subject to such award. The maximum number of shares authorized for issuance under the 2011 Long Term Incentive Plan is equal to 500,000 shares plus any remaining shares available for issuance under the Prior Plans on June 2, 2011 (the effective date of the 2011 Long Term Incentive Plan). As of March 31, 2013, 491,459 shares of Class A common stock were available for issuance under the 2011 Long-Term Incentive Plan.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires directors, executive officers and greater-than-10% beneficial owners to file reports of ownership and changes in ownership of our securities with the SEC. Based solely upon our review of the copies of such reports furnished to us and written representations from certain of our executive officers and directors that no other such reports were required, we believe that during the period from January 1, 2012 through December 31, 2012, all Section 16(a) filing requirements applicable to our officers, directors and greater-than-10% beneficial owners were complied with on a timely basis.

CERTAIN RELATIONSHIPS AND TRANSACTIONS WITH RELATED PERSONS

Review, Approval or Ratification of Transactions With Related Persons

Our policy and practice is not to enter into any related party transaction with any of our executive officers or directors (or transactions not in the ordinary course of business or not performed on standard market terms with shareholders known to beneficially own over 5% of a class of our voting securities or their related persons), unless the transaction is approved by a majority of our disinterested directors. Pursuant to its charter, the Audit Committee is responsible for reviewing and approving all transactions between our Company and any related person that are required to be disclosed pursuant to Item 404 of SEC Regulation S-K. In addition, pursuant to its charter, the Nominating and Governance Committee periodically reviews our conflict of interest policies as set forth in our Statement of Business Principles concerning directors and executive officers, and reviews with management our procedures for implementing and monitoring compliance with the conflict of interest policies.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This Compensation Discussion and Analysis describes our compensation strategy, policies, programs and practices for 2012 for our named executive officers. Our named executive officers for the year ended December 31, 2012 were Eric F. Billings, Chairman of the Board and Chief Executive Officer, J. Rock Tonkel, Jr., President and Chief Operating Officer, and Kurt R. Harrington, Executive Vice President, Chief Financial Officer and Treasurer.

The primary purpose of the Compensation Committee is to assist the Board in discharging its responsibilities relating to compensation of the Company’s directors and officers. In furtherance of this role, the Committee seeks to attract and retain high-quality leadership and ensure that the Company’s executive compensation strategy supports the Company’s objectives and shareholder interests. In this Compensation Discussion and Analysis, we sometimes refer to the Compensation Committee as the “Committee.”

Executive Summary

Key 2012 Financial and Strategic Accomplishments

Our executive compensation programs are designed to align our named executive officers’ interests with those of our shareholders as well as to reward achievement of corporate performance objectives as measured by the Compensation Committee. During 2012, the Company continued its strategic initiatives designed to strengthen its financial and operational positions to maximize the returns to its shareholders and increase shareholder value. The Company completed two public offerings of Class A common stock during 2012 for aggregate net proceeds of $129.2 million after deducting underwriting discounts, commissions and estimated expenses. For the year ended December 31, 2012, the Company had pre-tax net income of $31.0 million, compared to $16.7 million for the year ended December 31, 2011. The Company also generated an Adjusted ROE, defined below, of 24.3% and paid a tax-advantaged (as compared to real estate investment trusts) quarterly dividend that equaled $3.50 per share for the year ended December 31, 2012.

Summary of Total Direct Compensation Program Elements

In 2012, the Compensation Committee continued its approach to executive compensation with the overarching goals of linking pay to performance, aligning the interests of management with those of shareholders and retaining top management talent. Our executive compensation program was designed to include three direct compensation components: base salary, annual cash incentive and long-term incentive compensation opportunities for each executive. Summarized below is a description of the three components and the rationale for the key actions and decisions made with respect to our executive compensation program for 2012.

Compensation Component	Description and Principal Contribution to Compensation Objectives	2012 Highlights
Base Salary	• Minimum level of fixed cash compensation.	• Base salaries for Messrs. Billings, Tonkel and Harrington remained unchanged in 2012 as compared to 2011.

•

Salaries are set based on a variety of factors, including competitive market data, scope of the individual’s role in the organization, the individual’s level of experience and individual performance and potential.

Annual Cash Incentive	• Executives are eligible to earn a maximum of 250% of their target bonus opportunities, which was 100% of base salary, based on performance achievements relative to specific metrics and goals.	• Adjusted ROE in 2012 was 24.3%, resulting in bonuses for Messrs. Billings, Tonkel and Harrington of 250% of target for 75% of the bonus opportunity.

•

For 2012, 75% of the annual bonus opportunity was based on achievement of specific return on equity (“Adjusted ROE”) goals, defined as pre-tax core cash earnings, excluding non-cash stock compensation amortization and other non-cash and non-recurring expenses, divided by Average Shareholders’ Equity, defined as shareholders’ equity at December 31, 2011 plus the pro-rata portion of new investor equity added during the year 2012. Adjusted ROE was selected because it measures both our profitability and our efficient use of equity capital. The Adjusted ROE goals for 2012 were 12%, 17% and 22% at threshold, target and maximum, respectively.

•

Based on the executives’ leadership and ability to continue to implement the Company’s strategy that was designed to strengthen its financial and operational positions to maximize the returns to its shareholders and increase shareholder value, as shown by its overall performance during 2012, the Committee determined that, based upon its subjective assessment and evaluation of specific measurement criteria, Messrs. Billings, Tonkel and Harrington warranted payment at 250% of target for 25% of the bonus opportunity for 2012.

•

The remaining 25% of the annual bonus opportunity was based on a subjective assessment of the executives’ performance as well as a predetermined set of measurement criteria established by the Committee for the 2012 performance year.

Compensation Component	Description and Principal Contribution to Compensation Objectives	2012 Highlights
Long-Term Incentives

•

On August 13, 2012, the Committee adopted a performance-based long-term incentive program (the “Program”) that provides for the issuance of two types of PSUs from time to time pursuant to the Company’s 2011 Long-Term Incentive Plan. The Program is designed to provide an incentive compensation opportunity that balances the Company’s internal financial objectives and external market performance. Eligible participants in the Program are the Company’s named executive officers, Eric F. Billings, J. Rock Tonkel, Jr. and Kurt R. Harrington. Also, on August 13, 2012, the Committee approved a form of PSU award agreement and an initial grant of PSUs to the Company’s named executive officers.

•

For the initial grant, the Committee awarded PSUs with an aggregate grant date fair value equal to 75% of the awardee’s base salary, with 50% of the total grant date fair value represented by Book Value PSUs and 50% of the total grant date fair value represented by TSR PSUs.

• Each grant of PSUs provides the participant the opportunity to earn between 0 and 200% of the target number of PSUs based on achievement of pre-determined performance goals.

•

To facilitate the implementation of the Program, the Committee established both a two-year and three-year performance period for the initial grant of PSUs. As described in further detail below, a portion of the Book Value PSUs and TSR PSUs will be eligible for vesting at the end of the second year following the grant date, and a portion of the Book Value PSUs and TSR PSUs will be eligible for vesting at the end of the third year following the grant date. It is anticipated that subsequent PSUs grants will have a three-year performance period.

•

The first type of PSU, which we refer to as “Book Value PSUs,” will be eligible to vest based on the compound annualized growth in the Company’s book value per share (i.e., book value change plus dividends on a reinvested basis) during the applicable performance period.

•

The other type of PSU, which we refer to as “TSR PSUs,” will be eligible to vest based on the Company’s compound annualized total shareholder return (i.e., share price change plus dividends on a reinvested basis) during the applicable performance period.

Compensation Policies

In the beginning of 2010, we made several changes to our compensation policies and practices to align the interests of our executive officers with those of our shareholders. We continued to evaluate these changes and decided to maintain our cash compensation program and implement a new long-term incentive PSU program for 2012. Our executive compensation programs and policies reflect a number of governance best practices, including the following:

•	Management regularly, and at least annually, conducts a risk assessment of our compensation policies and practices and reports the results to the Committee. Based on the most recent analysis, the Committee concluded that our compensation policies and practices for fiscal 2012 did not create risks that are reasonably likely to have a material adverse effect on the Company. See “Compensation Risk Analysis” on pages 32.
•	The Committee has implemented stock ownership guidelines for executive officers that seek to ensure each named executive officer has a meaningful ownership interest in the Company. See “Stock Ownership Guidelines” on pages 31.
•	The Committee has adopted a “clawback” policy under which we can recover any cash bonus paid during the prior fiscal year to an executive officer whose intentional misconduct causes us to restate our financial statements. See “Compensation Clawback Policy” on page 31.
•	We do not have employment contracts or post-termination compensation agreements with any of our named executive officers, and we do not have contractual provisions or other arrangements with any of our named executive officers that provide for payments by us to a named executive officer at, following or in connection with the resignation, severance, retirement or other termination (including constructive termination). We do not provide excise tax gross-ups for excess parachute payments.
•	We do not provide perquisites or any special benefits to our named executive officers. Named executive officers are eligible to participate in the same benefits programs as all other employees. These include a defined contribution savings plan, healthcare plan and other standard company benefit plans.
•	As part of our policy of maintaining performance-based compensation plans, we do not provide defined benefit plans or other retirement benefits to our named executive officers, other than a tax-qualified defined contribution savings plan available to all of our employees pursuant to Section 401(k) of the Internal Revenue Code.

Consideration of 2011 Shareholder Advisory Vote on Executive Compensation

At our 2011 annual meeting of shareholders, we asked our shareholders to vote, on an advisory basis, on the compensation of our named executive officers as disclosed in our 2011 proxy statement, commonly referred to as a “say-on-pay” advisory vote. Our shareholders overwhelmingly approved the compensation of our named executive officers, with approximately 95% of the votes cast voting in favor of our executive compensation program. The Committee took into consideration the results of the say-on-pay advisory vote in its review of our compensation program and determined to continue our general approach to executive compensation for 2012. We believe our programs are effectively designed and working well, in alignment with the interests of our shareholders and instrumental in achieving our business strategy. The Committee will continue to consider shareholder concerns and feedback in the future. In determining the frequency of our shareholder say-on-pay advisory vote, the Board took into consideration our shareholders’ preference for a vote every three years, and determined that we will hold our shareholder say-on-pay advisory vote on a triennial basis. The next shareholder say-on-pay advisory vote will be presented for consideration at our 2014 annual meeting of shareholders.

Compensation Philosophy and Objectives

Our overall compensation program seeks to align executive compensation with the achievement of our company’s business objectives and with individual performance towards these objectives. It also seeks to enable the Company to attract, retain and reward executive officers and other key employees who contribute to our success and to incentivize them to enhance long-term shareholder value. In reviewing the components of compensation for each named executive officer, the Committee considers pay for performance on both an annual and long-term basis. To implement this philosophy, the total compensation program is designed to be competitive with the programs of other companies with which the Company competes for executives, and to be fair and equitable to both the Company and the executives. Consideration is given to each executive’s overall responsibilities, professional qualifications, length of service, business experience, historical job performance and competitive employment opportunities.

Our compensation program for the named executive officers for 2012 was designed to meet the following objectives:

•	Attract and Retain Talented Executives. Given the highly competitive nature of our business, the mobility of skilled and experienced executives and the competitive importance of compensation in our industry, our 2012 executive compensation program was designed to motivate, reward and retain highly-qualified individuals. Our executive compensation program was also designed to provide compensation that is competitive with compensation provided by other companies to executive officers who provide comparable services, taking into account the size and characteristics of our Company, as well as other factors, including past contributions, individual performance and the amount of base salary paid in the past years and any recent adjustments.
•	Pay-for-Performance. Our executive compensation program was designed to create a compensation structure under which a meaningful portion of the total compensation paid or awarded is based on corporate performance as measured by the Compensation Committee. As discussed further below, the 2012 annual cash bonus program provided each executive the opportunity to earn a cash bonus dependent on the Company’s Adjusted ROE performance as well as the individual performance of each named executive officer. In addition, the PSU Program should provide additional incentives to both grow the Company’s book value and provide an attractive total shareholder return.
•	Alignment of Interests with Shareholders. Our executive compensation program and related policies are designed to encourage the aggregation and maintenance of meaningful equity ownership, and alignment of executive and shareholder interests.

Compensation Committee Responsibilities and Authority

Our Compensation Committee reviews our executive compensation and makes recommendations to our Board of Directors with respect to our compensation structure and policies. Generally, the Committee is responsible for reviewing existing compensation and benefits policies, including reviewing and approving incentive program and equity-based compensation plans. Specifically, with regard to its discretionary power to determine short- and long-term incentive awards, the Committee has the duty to evaluate the performance of our named executive officers, as well as to review and approve corporate goals and objectives relevant to the compensation of our Chief Executive officer and, in consultation with our Chief Executive Officer, our other executive officers, including the 2012 compensation program.

In December 2009, the Compensation Committee engaged Frederic W. Cook & Co., Inc. (“Cook & Co.”) as its independent compensation consultant, and Cook & Co. has continued to provide advice and assistance on the design and structure of the Company’s executive compensation programs, including the 2012 compensation program. Cook & Co. reports directly to the Compensation Committee, works with management only under the direction of the Compensation Committee, and does not provide any other advice or consulting services to the Company. No conflicts of interest have arisen in connection with Cook & Co.’s work for the Compensation Committee.

Setting Compensation

Developing recommendations for our Board of Directors regarding our compensation programs and the specific elements and levels of compensation for our named executive officers is central to the role of the Compensation Committee. The Committee does not have a specific allocation goal between cash and equity-based compensation or between annual and long-term incentive compensation. Instead, the Committee relies upon its collective business judgment as applied to the opportunities and challenges confronting our Company, together with regular peer group analyses, evaluations of internal equity considerations and the recommendations of management. The Committee also considers advice and data from independent consultants, including Cook & Co., and information provided by our employees. The Committee additionally utilizes subjective information when considering the compensation to be paid or awarded to each of our named executive officers, including the executive’s overall responsibilities, professional qualifications, length of service, experience, historical job performance and competitive employment opportunities. We believe the variety of inputs considered by the Committee provides a basis for the Committee to make informed decisions on the design of our executive compensation program and the elements and amounts of compensation paid or awarded to our named executive officers.

Peer Group Analysis

In structuring the 2012 executive compensation program, the Compensation Committee considered the competitive analysis conducted by Cook & Co. in 2012, which analyzed compensation practices of companies in a comparative peer group of organizations. The peer group was approved by the Committee with input from Cook & Co. and the Company’s management. The peer group includes companies that are competitors either in our industry or for executive talent, or that have similar financial characteristics.

The peer group used in the 2012 competitive analysis and referenced by the Committee when structuring our 2012 compensation program consisted of the following companies: American Capital, Ltd., Arbor Realty Trust, Inc., Capital Trust, Inc., Dynex Capital, Inc., FirstCity Financial Corporation, Hercules Technology Growth Capital, Inc., Kohlberg Capital Corporation, Main Street Capital Corporation, MCG Capital Corporation, NewStar Financial, Inc., NorthStar Realty Finance Corp., RAIT Financial Trust, Redwood Trust, Inc. and Resource America, Inc.

Role of Executive Officers in Determining Executive Compensation For Named Executive Officers

The recommendations of our Chairman and Chief Executive Officer and our President and Chief Operating Officer also play a role in the compensation decision making process. Our Chairman and Chief Executive Officer and President and Chief Operating Officer provide the Committee with an assessment of our achievements and performance, their evaluation of individual performance and their recommendations for direct report base salary, short-term bonus and long-term incentive awards. The Committee has the discretion to accept, reject or modify these recommendations.

Elements of Executive Compensation

Our 2012 executive compensation program was designed to consist of the following direct compensation elements, each of which are described in more detail below:

•	Base Salary;
•	Annual Performance-Based Cash Bonus Opportunities; and
•	Long-Term Equity Incentive Awards.

2012 Base Salaries

Base salary provides our executives with a minimum amount of cash compensation that is not variable, or “at risk.” The Compensation Committee seeks to pay our named executive officers a competitive base salary in recognition of their job responsibilities for a publicly-held company and has generally reviewed base salaries for our executives on an annual basis by considering several factors, including competitive factors within our industry, past contributions and individual performance. As discussed above, in setting base salaries, the Committee is mindful of the total compensation paid to each individual and the overall goal of keeping the amount of cash compensation that is provided in the form of base salary substantially lower than the amount of bonus opportunity that is available, assuming that performance targets are met or exceeded. The Committee also takes into account compensation provided to the named executive officers in past years, including any recent adjustments to their respective base salaries. As illustrated by the table below, the 2012 base salaries for our named executive officers remained the same as in 2011.

Named Executive Officer	2012 Base Salary	2011 Base Salary
Eric F. Billings	$800,000	$800,000
J. Rock Tonkel, Jr.	$750,000	$750,000
Kurt R. Harrington	$300,000	$300,000

2012 Annual Performance-Based Cash Bonus Opportunities

Annual performance-based cash bonuses for our named executive officers are administered under our 2011 Long-Term Incentive Plan, which was approved by shareholders at our 2011 annual meeting. For 2012, these short-term incentives were targeted at 100% of base salary for each named executive officer, with actual earnings opportunities ranging from 50% of target for threshold performance to a maximum of 250% of target for superior performance. The Committee further determined that performance below threshold levels would not be rewarded with a payout. The Committee believes that these payout levels positioned annual total cash compensation near the median of competitive practices for target performance, while providing appropriate downside risk and upside opportunity for each executive.

In order for any short-term incentive to be paid, our Adjusted ROE must have equaled or exceeded 8%. For purposes of setting 2012 compensation, Adjusted ROE was defined as pre-tax core cash earnings, excluding non-cash stock compensation amortization and other non-cash and non-recurring expenses, divided by Average Shareholders’ Equity for 2012. Our actual Adjusted ROE for 2012 was 24.3%, resulting in full initial funding of short-term incentives for the named executive officers.

After determining that the minimum Adjusted ROE had been satisfied, the Compensation Committee examined our performance under the Adjusted ROE objectives (weighted 75%), and each executive’s individual performance on a subjective basis (weighted 25%) to determine actual bonus payments to named executive officers by reducing (but not increasing) the amounts funded through achievement of the Adjusted ROE threshold. Using this construct, short-term incentive payments to our executive officers under the Plan are intended to be “performance-based,” as defined under Section 162(m) of the Internal Revenue Code, and therefore fully deductible for federal income tax purposes.

As described above, 75% of the annual performance-based cash bonus was based on the achievement of corporate performance criteria based on Adjusted ROE. For the Adjusted ROE component of the incentives, the following table summarizes the performance goals and corresponding payouts as a percentage of target.

Adjusted ROE Achievement	Bonus Payout (% of Target)
< 12%	0%
12%	50%
17%	100%
22%	250%

Our actual Adjusted ROE for 2012 was 24.3%, which resulted in the maximum payout of 250% of target for the corporate performance component representing 75% of the total annual cash bonus opportunity. The remaining 25% of the annual performance-based cash bonus was based on the Committee’s subjective assessment of the executives’ performance during 2012. The Committee conducted a thorough review of the executives’ performance as well as the overall performance of the Company for 2012. Based on their leadership and ability to continue to implement the Company’s strategy that was designed to strengthen and stabilize its financial and operational positions to maximize the returns to its shareholders and increase shareholder value, as shown by its overall performance during 2012, the Committee determined that based upon its subjective assessment Messrs. Billings, Tonkel and Harrington warranted payment at 250% of target for 25% of the cash bonus opportunity for 2012.

Bonuses were awarded and paid in cash to Messrs. Billings, Tonkel and Harrington in 2012 (approximately 75% of the bonus) and 2013 (the remaining balance of the bonus) for performance in 2012. Actual bonuses for Messrs. Billings, Tonkel and Harrington were $2,000,000, $1,875,000 and $750,000, as illustrated in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

2012 Long-Term Equity Incentive Awards

The long-term incentive component of our total compensation program is designed to align further the long-term interests of our named executive officers with those of our shareholders, reward long-term shareholder value creation, serve as a retention tool, provide the appropriate balance with the short-term annual bonus program and help ensure management focuses on the long-term impact of short-term decisions. In furtherance of these objectives, on August 13, 2012, the Committee adopted a performance-based long-term incentive program (the “Program”) that provides for the issuance of two types of PSUs pursuant to the 2011 Long-Term Incentive Plan: Book Value PSUs and TSR PSUs. The Book Value PSUs are eligible to vest based on the compound annualized growth in the Company’s book value per share (i.e., book value change plus dividends on a reinvested basis) during the applicable performance period. The TSR PSUs are eligible to vest based on the Company’s compound annualized total shareholder return (i.e., share price change plus dividends on a reinvested basis) during the applicable performance period.

PSUs do not have any voting rights. No dividends are paid on outstanding PSUs during the applicable performance period. Instead, dividend equivalents are accrued on outstanding PSUs during the applicable performance period, are deemed invested in shares of Class A common stock and are paid out in shares of Class A common stock at the end of the performance period to the extent that the underlying PSUs vest. Upon settlement, vested PSUs are converted into shares of the Company’s Class A common stock on a one-for-one basis. The PSUs and dividend equivalents are settled in whole shares of Class A common stock with a cash payment in lieu of any fractional share.

On August 13, 2012, the Committee approved the initial grant of 30,177 Book Value PSUs and 41,735 TSR PSUs to the participants in the Performance-based Program.

For the initial grant, the Committee awarded PSUs with an aggregate grant date fair value equal to 75% of the awardee’s base salary, with 50% of the total grant date fair value represented by Book Value PSUs and 50% of the total grant date fair value represented by TSR PSUs. To facilitate the implementation of the Performance-based Program, the Compensation Committee established both a two-year and three-year performance period for the initial grant of PSUs. One-half of the Book Value PSUs and TSR PSUs will be eligible for vesting at the end of the second year following the grant date, and one-half of the Book Value PSUs and TSR PSUs will be eligible for vesting at the end of the third year following the grant date. The Company anticipates that subsequent PSUs grants will have a three-year performance period.

The actual number of shares of Class A common stock that will be issued to each participant at the end of the applicable performance period will vary between 0% and 200% of the number of PSUs granted, depending on performance results. If the threshold level of performance goals are not achieved, no PSUs are earned. If the initial performance threshold is met, participants earn 50% of the granted PSUs for Company performance at the threshold level, 100% of the granted PSUs for Company performance at the target level and 200% of the granted PSUs for Company performance at the maximum level, with linear interpolation for achievement falling between the performance levels.

The performance goals and payout schedule applicable to the Book Value PSUs and TSR PSUs for the initial grant of PSUs is set forth below:

Book Value PSUs		TSR PSUs
Compound Annualized Book Value per Share Growth	Percent of Target PSUs Earned	Compound Annualized Total Shareholder Return	Percent of Target PSUs Earned
< 7.5%	0%	< 7.5%	0%
7.5%	50%	7.5%	50%
12.5%	100%	12.5%	100%
> = 20%	200%	> = 20%	200%

In accordance with the Company’s 2011 Long-Term Incentive Plan, the Committee will determine the degree to which any applicable performance goal has been achieved.

Initial PSU Grants

The threshold, target and maximum share awards for the PSUs granted to the Company’s named executive officers on August 13, 2012 are as follows:

	Book Value PSUs			TSR PSUs
Name and Title	Threshold (#)	Target (#)(1)	Maximum (#)	Threshold (#)	Target (#)(2)	Maximum (#)
Eric F. Billings, Chairman and Chief Executive Officer	6,524.5	13,049	26,098	9,024	18,048	36,096
J. Rock Tonkel, Jr., President and Chief Operating Officer	6,117	12,234	24,468	8,460	16,920	33,840
Kurt R. Harrington, Executive Vice President, Chief Financial Officer and Treasurer	2,447	4,894	9,788	3,383.5	6,767	13,534

(1)	To determine the number of Book Value PSUs to grant to each named executive officer, the Committee identified a target grant date fair value for the award equal to 37.5% of the officer’s base salary, then divided the target grant date fair value by $22.99, the last reported sale price of the Company’s Class A common stock on the New York Stock Exchange on the date preceding the grant date. For each officer, the number of Book Value PSUs that are eligible for vesting following a two-year performance period, based on target performance, are as follows: Billings: 6,525; Tonkel: 6,117; and Harrington: 2,447. For each officer, the number of Book Value PSUs that are eligible for vesting following a three-year performance period are as follows: Billings: 6,524; Tonkel: 6,117; and Harrington: 2,447. The number of Book Value PSUs allocated between the two- and three-year performance period will be proportionately decreased for performance between the threshold and target levels and proportionately increased for performance between the target and maximum levels.
(2)	To determine the number of TSR PSUs to grant to each named executive officer, the Committee identified a target grant date fair value for the award equal to 37.5% of the officer’s base salary, then divided that amount by the fair value of a unit award calculated using a Monte Carlo simulation model. For each officer, the number of TSR PSUs that are eligible for vesting following a two-year performance period, based on target performance, are as follows: Billings: 8,596; Tonkel: 8,059; and Harrington: 3,223. For each officer, the number of TSR PSUs that are eligible for vesting following a three-year performance period, based on target performance, are as follows: Billings: 9,452; Tonkel: 8,861; and Harrington: 3,544. The number of TSR PSUs allocated between the two- and three-year performance period will be proportionately decreased for performance between the threshold and target levels and proportionately increased for performance between the target and maximum levels.

The Company recorded approximately $287,000 in compensation expenses related to the Program during the year ended December 31, 2012. There was no similar compensation expenses during the year ended December 31, 2011.

The right to receive shares of Class A common stock upon vesting of PSUs at the end of the applicable performance period is subject to both continued employment and the achievement of the Company performance goals established by the Compensation Committee. The employment requirement, but not the performance requirement, is waived in the event the awardee dies, becomes disabled or retires; provided, however, that if the awardee dies, becomes disabled or retires before the first anniversary of the grant date, the number of PSUs that are earned under the performance targets are pro rated based on the number of days the awardee worked during the year. If an awardee is terminated without “cause,” the Compensation Committee, in the exercise of its discretion, determines whether any of the PSUs have been earned, provided that the Compensation Committee may not approve a payout that exceeds the number of PSUs earned under the performance targets. In the event of a change of control, the number of PSUs that are earned for each performance period are determined immediately prior to the change of control based on actual performance and will vest subject to continued employment for the remainder of the original performance period, subject to accelerated vesting in certain circumstances.

Except as described above or as the Committee at any time may otherwise determine, an awardee will forfeit the right to any PSUs if he or she terminates employment before the payment date.

Stock Ownership Guidelines

On February 9, 2011, the Board of Directors adopted stock ownership guidelines for our executive officers. Under the ownership guidelines, each executive officer is required to retain 25% of any equity awards made to such executive officer from and after February 9, 2011 until the earlier of (i) the date on which the executive officer is no longer an executive officer of the Company or (ii) the executive officer’s achievement of the following ownership levels of the Company’s stock as of the date of the grant:

•	Eric F. Billings — $4,000,000
•	J. Rock Tonkel, Jr. — $3,000,000
•	Kurt R. Harrington — $1,000,000

As of March 31, 2013, the named executive officers beneficially owned approximately 2.2% of our outstanding Class A common stock in aggregate. As of March 31, 2013, Messrs. Billings and Tonkel also collectively beneficially owned approximately 75.3% of our outstanding Class B common stock. The Committee believes that the current equity holdings of the named executive officers closely align their interests with those of our shareholders.

Compensation Clawback Policy

On February 9, 2011, the Board of Directors adopted a compensation “clawback” policy for the recovery of compensation from our executive officers under certain circumstances. Pursuant to the clawback policy, we have the right to recover any cash bonus awarded to an executive officer (i) in the event of an accounting restatement due to material noncompliance by our Company with the financial reporting requirements of the federal securities laws with respect to financial statements filed by our Company within twelve (12) months after the date of such award and (ii) where such noncompliance was the result of intentional misconduct by that executive officer. Under the policy, the executive officer must reimburse us for the difference between the amount of the original bonus received by that executive officer and the amount of the bonus such officer would have received had the bonus amount been calculated based on the restated financial statements. As adopted, the clawback policy applies to the award of any cash bonus to an executive officer from and after February 9, 2011.

Perquisites and Other Personal Benefits

Given the focus on cash and equity-based compensation in our industry as well as following executive compensation “best practices,” we do not believe that it is necessary to provide perquisites and other personal benefits as part of the total compensation of our named executive officers. We do not provide to our named executive officers perquisites such as personal financial planning services, tax advice, income tax preparation fees, housing or other living expenses, personal use of corporate aircraft or other personal travel, car allowances, commuting expenses or payment of uninsured medical costs. We do not provide tax “gross up” payments or other tax reimbursement payments to our named executive officers.

Our named executive officers are eligible to participate in our group health insurance and life insurance benefit programs on the same terms as our other employees.

Deferred Compensation Plans

We do not have a deferred compensation plan available to our named executive officers or to our other employees.

Post-Termination Compensation; Potential Payments Upon a Change of Control

We do not have employment contracts or post-termination compensation agreements with any of our named executive officers, and we do not have contractual provisions or other arrangements with any of the named executive officers that provide for payments by us to a named executive officer at, following or in connection with the resignation, severance, retirement or other termination (including constructive termination) of a named executive officer. The Board of Directors retains discretion to provide severance in a particular case, although we are under no obligation to do so. Unvested stock options, restricted stock awards, and PSUs held by grantees, including those held by named executive officers, may vest upon a change of control or following a change of control as provided under the terms of our 2011 Long-Term Incentive Plan and individual grant agreements.

Retirement Benefits

As part of our policy of maintaining performance-based compensation plans, we do not provide defined benefit plans or other retirement benefits to our named executive officers, other than a tax-qualified defined contribution savings plan available to all of our employees pursuant to Section 401(k) of the Internal Revenue Code.

Tax Deductibility of Certain Compensation

Section 162(m) of the Internal Revenue Code limits the ability of a public company to deduct for tax purposes compensation in excess of $1.0 million paid annually to each of the Chief Executive Officer and other named executive officers named in the Summary Compensation Table (other than our Chief Financial Officer, Mr. Harrington). There are exceptions to this limit, including an exception for compensation that is based on the attainment of performance goals that are established by the Committee and approved by our shareholders. It is our intention to pay compensation that is fully tax deductible, pursuant to Section 162(m), when that is practicable. However, the Committee is of the view that there are circumstances in which the provision of compensation that is not fully deductible may be more consistent with the compensation philosophy and objectives of the Committee, as discussed above, and in the best interests of our company and our shareholders. The Committee’s ability to exercise discretion and to retain flexibility in this regard may, in certain circumstances, outweigh the advantages of qualifying all compensation as tax deductible under Section 162(m). The Committee has administered the 2012 short-term performance-based cash bonuses so that the portion of the annual bonus related to corporate performance criteria and designed the terms of the PSUs such that they can be considered “performance-based” compensation that is fully tax-deductible under Section 162(m).

Compensation Risk Analysis

The Committee regularly monitors the risks and rewards associated with our compensation programs. The Committee also establishes our compensation programs with the intent to align our interests with shareholders and to help prevent unnecessary or excessive risk taking. We believe that our compensation policies and practices are well balanced and designed to avoid creating compensation incentives that encourage unnecessary or excessive risks that could potentially have a material adverse effect on our Company. The Compensation Discussion and Analysis section above describes our general compensation policies, practices, and philosophies that are applicable for our named executive officers. We use variable compensation for all of our named executive officers, with a focus on performance. We provide a balance between short-term and long-term, cash and equity incentive compensation to ensure management focuses on the long-term impact of short-term decisions and that management’s interests are aligned with those of our shareholders. As an additional safeguard against unnecessary or excessive risk taking, even if pre-established performance metrics are satisfied, the Committee retains the right to reduce overall and individual awards. The Committee continually assesses our executive compensation programs and has implemented additional policies and practices that we believe have further mitigated compensation driven risk. Some of these policies and practices include limits on executive bonuses, the adoption of a clawback policy and the adoption of executive officer stock ownership guidelines, as previously described in more detail in this proxy statement.

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table for 2012

In accordance with the rules of the SEC, the following table contains compensation information for each of our named executive officers for the years ended December 31, 2012, 2011 and 2010.

Name and Principal Position	Year	Salary	Stock Awards(1)	Non-Equity Incentive Plan Comp.(2)	All Other Comp.(3)	Total
Eric F. Billings Chairman and Chief Executive Officer	2012	$800,000	$600,000	$2,000,000	$1,817	$3,401,817
	2011	$800,000	$—	$1,750,000	$1,817	$2,551,817
	2010	$800,000	$—	$—	$2,163	$802,163
J. Rock Tonkel, Jr. President and Chief Operating Officer	2012	$750,000	$562,500	$1,875,000	$1,638	$3,189,138
	2011	$750,000	$—	$1,640,625	$1,638	$2,392,263
	2010	$750,000	$—	$1,746,094	$968	$2,497,062
Kurt R. Harrington Executive Vice President, Chief Financial Officer and Treasurer	2012	$300,000	$225,000	$750,000	$3,407	$1,278,407
	2011	$300,000	$—	$656,250	$3,407	$959,657
	2010	$285,961	$—	$698,438	$3,091	$987,490

(1)	Represents the aggregate grant date fair value of the PSU awards made in 2012 as computed in accordance with FASB ASC Topic 718. These amounts do not correspond to the actual value that may be recognized by each named executive officer. The assumptions used in determining the grant date fair values of the equity awards are set forth in Note 8 to our consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2012. The amounts reported under this column include both the Book Value PSUs and TSR PSUs, which are described in the Compensation Discussion & Analysis under the heading “2012 Long-Term Equity Incentive Awards.” Details regarding 2012 PSU awards can be found in the table “Grants of Plan-Based Awards.” Details regarding outstanding stock awards can be found in the table “Outstanding Equity Awards At Fiscal Year End.” The values reported for the PSUs are based on the probable outcome of each of the performance and market conditions being achieved. The grant date fair value of the PSUs assuming that the highest level of performance, excluding dividend reinvestments, will be achieved would be as follows for each of the named executive officers: Mr. Billings — $1,200,000; Mr. Tonkel — $1,125,000; and Harrington — $450,000.
(2)	For the 2012 performance year, Messrs. Billings, Tonkel and Harrington received annual performance-based cash bonuses in the amount of $2,000,000, $1,875,000 and $750,000 respectively, in relation to our achievement of the pre-determined Adjusted ROE goal as well as each executive’s individual performance for 2012. For the 2011 performance year, Messrs. Billings, Tonkel and Harrington received annual performance-based cash bonuses in the amount of $1,750,000, $1,640,625 and $656,250, respectively, in relation to our achievement of the pre-determined Adjusted ROE goal as well as each executive’s individual performance for 2011. For the 2010 performance year, Messrs. Tonkel and Harrington received annual performance-based cash bonuses in the amount of $1,746,094 and $698,438, respectively in relation to our achievement of the pre-determined corporate profitability goal as well as each executive’s individual performance for 2010. Mr. Billings did not receive a performance-based bonus award for 2010.
(3)	Includes life insurance premiums paid by the Company for 2012, 2011 or 2010.

Grants of Plan-Based Awards for 2012

Messrs. Billings, Tonkel and Harrington received performance-based non-equity incentive plan awards for their performance in 2012. Our non-equity incentive plan consists of the annual cash bonus program described in this proxy statement under the heading “Compensation Discussion and Analysis — Elements of Executive Compensation — 2012 Annual Performance-Based Cash Bonus Opportunities.”

The table below summarizes the non-equity incentive plan awards granted to our named executive officers in 2012.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			Grant-Date Fair Value of Stock and Option Awards
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Eric F. Billings			$400,000	$800,000	$2,000,000
	8/13/2012	(2)				6,524.5	13,049	26,098	$300,000
	8/13/2012	(3)				9,024	18,048	36,096	$300,000
J. Rock Tonkel, Jr.			$375,000	$750,000	$1,875,000
	8/13/2012	(2)				6,117	12,234	24,468	$281,250
	8/13/2012	(3)				8,460	16,920	33,840	$281,250
Kurt R. Harrington			$150,000	$300,000	$750,000
	8/13/2012	(2)				2,447	4,894	9,788	$112,500
	8/13/2012	(3)				3,383.5	6,767	13,534	$112,500

(1)	Represents the range of potential awards granted pursuant to our annual performance-based cash bonus program for 2012. Actual awards granted are shown in the “Summary Compensation Table for 2012” on page 33.
(2)	Represents grants of Book Value PSUs, excluding dividend reinvestments, pursuant to 2011 Long-Term Incentive Plan. These PSUs are eligible to vest based on the compound annualized growth in the Company’s book value per share (i.e., book value change plus dividends on a reinvested basis) during the relevant performance period. One-half of the Book Value PSUs have a two-year performance period, and the other half have a three-year performance period.
(3)	Represents grants of TSR PSUs, excluding dividend reinvestments, pursuant to 2011 Long-Term Incentive Plan. These PSUs are eligible to vest based on the Company’s compound annualized total shareholder return (i.e., share price change plus dividends on a reinvested basis) during the applicable performance period. One-half of the TSR PSUs have a two-year performance period, and the other half have a three-year performance period. The grant-date fair value of the TSR PSUs was calculated using a Monte Carlo simulation model.

Outstanding Equity Awards at 2012 Fiscal Year-End

	Stock Awards
Name	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(1)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Eric F. Billings	62,194	$1,291,769
J. Rock Tonkel, Jr.	58,308	$1,211,057
Kurt R. Harrington	23,322	$484,398

(1)	Represents the maximum number of two-year and three-year Book Value PSUs and TSR PSUs, excluding dividend reinvestments, which are potentially issuable. These PSUs vest based on performance according to the following schedule:

Name	PSU Type	Maximum Number of Shares	Vesting Date
Eric F. Billings	Two-Year Book Value PSUs	13,050	8/13/2014
	Three-Year Book Value PSUs	13,048	8/13/2015
	Two-Year TSR PSUs	17,192	8/13/2014
	Three-Year TSR PSUs	18,904	8/13/2015
J. Rock Tonkel, Jr.	Two-Year Book Value PSUs	12,234	8/13/2014
	Three-Year Book Value PSUs	12,234	8/13/2015
	Two-Year TSR PSUs	16,118	8/13/2014
	Three-Year TSR PSUs	17,722	8/13/2015
Kurt R. Harrington	Two-Year Book Value PSUs	4,894	8/13/2014
	Three-Year Book Value PSUs	4,894	8/13/2015
	Two-Year TSR PSUs	6,446	8/13/2014
	Three-Year TSR PSUs	7,088	8/13/2015
(2)	Calculated using a share price of $20.77, our closing stock price on December 31, 2012.

Option Exercises and Stock Vested

No stock options to purchase Class A or Class B common stock were exercised by the named executive officers in 2012, and none of the named executive officers had Class A or Class B common stock vest in 2012.

COMPENSATION COMMITTEE REPORT

The Compensation Committee oversees the Company’s compensation program on behalf of the Board of Directors. In fulfilling its oversight duties, the Compensation Committee reviewed and discussed with management the “Compensation Discussion and Analysis” set forth in this proxy statement.

Based on the review and discussions referred to above, the Compensation Committee recommended to the Board that the “Compensation Discussion and Analysis” be included in the Company’s proxy statement and Annual Report on Form 10-K for the year ended December 31, 2012.

Respectfully submitted,
THE COMPENSATION COMMITTEE

Daniel E. Berce, Chairman
Peter A. Gallagher
Ralph S. Michael, III

April 16, 2013

AUDIT COMMITTEE REPORT

The Audit Committee assists the Board of Directors in monitoring the Company’s financial reporting process. The Company has primary responsibility for the financial statements and the reporting process, including the system of internal controls. The Company’s independent registered public accounting firm, PwC, is responsible for expressing an opinion on the Company’s consolidated financial statements and on its internal control over financial reporting as of December 31, 2012, and on its 2012, 2011 and 2010 consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). In accordance with its charter, the Audit Committee met quarterly with PwC and with senior financial management to review their work and the financial results reported for the quarter, and otherwise complied with all provisions of such charter.

In fulfilling its responsibilities, the Audit Committee has reviewed and discussed the audited financial statements contained in the Annual Report on Form 10-K for the year ended December 31, 2012 with the Company’s management and PwC. The Audit Committee has discussed with PwC the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Accounting Oversight Board in Rule 3200T. In addition, the Audit Committee has received the written disclosures and the letter from PwC as required by the applicable requirements of the Public Company Accounting Oversight Board regarding PwC’s communications with the Audit Committee concerning independence, and has discussed with PwC its independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors the inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, for filing with the SEC.

Respectfully submitted,
THE AUDIT COMMITTEE

Ralph S. Michael, III, Chairman
Daniel E. Berce
Peter A. Gallagher
Wallace L. Timmeny

April 16, 2013

OTHER MATTERS

The Board of Directors is not aware of any matters to be presented for action at the annual meeting other than as set forth in this proxy statement. However, if any other matters properly come before the annual meeting, or any adjournment or postponement thereof, the person or persons voting the proxies will vote them in accordance with their best judgment, as permitted under our Bylaws and Virginia law.

By Order of the Board of Directors

D. Scott Parish

April 19, 2013	Corporate Secretary

ANNUAL MEETING OF SHAREHOLDERS OF

ARLINGTON ASSET INVESTMENT CORP.

June 6, 2013

PROXY VOTING INSTRUCTIONS

INTERNET - Access "**www.voteproxy.com**" and follow the on-screen instructions. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free **1-800-PROXIES** (1-800-776-9437) in the United States or **1-718-921-8500** from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM EST the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

COMPANY NUMBER	
ACCOUNT NUMBER	

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at http://www.arlingtonasset.com

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

20730000000000000000 5 060613

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF ALL NOMINEES IN PROPOSAL 1 AND "FOR" PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of directors nominated by the Company's Board of Directors to serve for a term of one year each.

NOMINEES:

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

THE PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS GIVEN, THE PROXIES WILL VOTE "FOR" ALL NOMINEES IN PROPOSAL 1 AND "FOR" PROPOSAL 2 AND, IN THEIR DISCRETION, UPON SUCH OTHER BUSINESS AS PROPERLY COMES BEFORE THE MEETING.

Signature of Shareholder ______ Date: ______ Signature of Shareholder ______ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

0

ARLINGTON ASSET INVESTMENT CORP.

Proxy for Annual Meeting of Shareholders on June 6, 2013

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints J. Rock Tonkel, Jr. and Kurt R. Harrington, and each of them, with full power of substitution and power to act alone, as proxies to vote all the shares of Class A Common Stock and all of the shares of Class B Common Stock which the undersigned would be entitled to vote if personally present and acting at the Annual Meeting of Shareholders of Arlington Asset Investment Corp. to be held on Thursday, June 6, 2013, at 9:00 a.m. Eastern Time at Le Meridien Hotel, 1121 19th Street North, Arlington, VA 22209, and at any adjournments or postponements thereof. The undersigned directs this proxy to vote as indicated on this proxy card.

DISCRETIONARY AUTHORITY IS CONFERRED BY THIS PROXY AS DESCRIBED IN THE ARLINGTON ASSET INVESTMENT CORP. PROXY STATEMENT.

(Continued and to be signed on the reverse side)

14475

ANNUAL MEETING OF SHAREHOLDERS OF

ARLINGTON ASSET INVESTMENT CORP.

June 6, 2013

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, proxy statement and proxy card are available at http://www.arlingtonasset.com

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

20730000000000000000 5 060613

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF ALL NOMINEES IN PROPOSAL 1 AND "FOR" PROPOSAL 2. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of directors nominated by the Company's Board of Directors to serve for a term of one year each.

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

NOMINEES:
- ○ Eric F. Billings
- ○ Daniel J. Altobello
- ○ Daniel E. Berce
- ○ David W. Faeder
- ○ Peter A. Gallagher
- ○ Ralph S. Michael, III
- ○ J. Rock Tonkel, Jr.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

THE PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS GIVEN, THE PROXIES WILL VOTE "FOR" ALL NOMINEES IN PROPOSAL 1 AND "FOR" PROPOSAL 2 AND, IN THEIR DISCRETION, UPON SUCH OTHER BUSINESS AS PROPERLY COMES BEFORE THE MEETING.

Signature of Shareholder ____________ Date: ______ Signature of Shareholder ____________ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.